Exhibit 2.3

EXECUTION VERSION

AMENDED AND RESTATED

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

PENTAIR LTD.,

and

THE ADT CORPORATION

Dated as of September 27, 2012

i

List of Schedules

Schedule 1.01(j)(i)	Expenses

Schedule 1.01(j)(ii)	Certain Obligations and Awards

Schedule 1.1(28)	Assumed Trident Contingent Liabilities

Schedule 1.1(48)	Continuing Arrangements

Schedule 1.1(51)	Exclusions to Current Assets

Schedule 1.1(52)	Exclusions to Current Liabilities

Schedule 1.1(66)	Former Fountain Employees

Schedule 1.1(67)	Trident Corporate Employees to be Treated as Former Employees

Schedule 1.1(69)(vi)	Fountain Assets

Schedule 1.1(73)(v)	Fountain Contracts

Schedule 1.1(80)	Fountain Group

Schedule 1.1(82)(i)	Fountain Liabilities

Schedule 1.1(82)(iii)(x)	Fountain Assumed Divested Business Liabilities

Schedule 1.1(82)(iii)(y)	Fountain Assumed Divested Business Liabilities Contracts

Schedule 1.1(82)(vi)	Fountain Indebtedness

Schedule 1.1(95)(A)	Fountain Tier I Specified Employees

Schedule 1.1(95)(B)	Fountain Tier II Specified Employees

Schedule 1.1(123)	License Agreements

Schedule 1.1(179)	Transition Services Agreement

Schedule 1.1(186)	Trident Equity Plans

Schedule 1.1(187)	Trident Group

Schedule 1.1(193)(vi)	Trident Retained Assets

Schedule 1.1(195)(v)	Trident Retained Contracts

Schedule 1.1(196)(i)	Trident Retained Liabilities

Schedule 1.1(196)(iii)(x)	Trident Retained Divested Business Liabilities

v

Schedule 1.1(196)(iii)(y)	Trident Retained Divested Business Liabilities Contracts

Schedule 2.2(a)	Step Plan

Schedule 2.2(b)	Shared Contracts

Schedule 2.3(b)	Contracts or Arrangements to be Entered Into by Fountain

Schedule 2.10(a)(i)	Trident Removal of Guarantees

Schedule 2.10(a)(ii)	Fountain Removal of Guarantees

Schedule 2.10(a)(ii)(B)	Certain Guarantees

Schedule 5.6(a)	Asbestos-Related Agreements

Schedule 5.6(b)	Asbestos-Related Actions

Schedule 6.1	Option Treatment

Schedule 6.1(c)	Trident Corporate Employees

Schedule 6.2	Restricted Stock Units

Schedule 6.3(a)	Fountain Nonqualified Deferred Compensation Plans

Schedule 6.3(b)	Trident Nonqualified Deferred Compensation Plans

Schedule 6.4(a)	Fountain Pension Plans

Schedule 6.4(b)	Trident Retained Pension Plans

Schedule 6.5(a)	Fountain Savings Plans

Schedule 6.5(b)	Trident Retained Savings Plans

Schedule 6.6(a)	Trident Retiree Medical Plans

Schedule 6.6(b)	Fountain Retiree Medical Plans

Schedule 6.8(c)	Employees on International Assignment

Schedule 6.8(d)	Fountain Retention Letters

Schedule 6.8(d)(i)	Integration Incentive Bonus Agreements

Schedule 6.9(c)	Service Credit Under Employee Benefit Plans

Schedule 6.13(a)	Employees Transferred to Trident

Schedule 6.13(b)(1)	Fountain Liability to Fountain Specified Employees

Schedule 6.13(b)(2)	Trident Liability to Fountain Specified Employees

Schedule 8.10(c)	Retention of Records
List of Exhibits

Exhibit A	Tax Sharing Agreement

AMENDED AND RESTATED

SEPARATION AND DISTRIBUTION AGREEMENT

AMENDED AND RESTATED SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of September 27, 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), PENTAIR LTD. (formerly known as Tyco Flow Control International Ltd.), a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Fountain”) and, solely for the purposes of the Specified Sections of this Agreement, THE ADT CORPORATION, a Delaware corporation (“Athens NA”).

W I T N E S S E T H:

WHEREAS, Trident, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Fountain Business (as defined herein);

WHEREAS, the Board of Directors of Trident (the “Board”) has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate the Fountain Business from Trident (the “Fountain Separation”) and to divest the Fountain Business in the manner contemplated by this Agreement and the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Trident, Fountain, Panthro Acquisition Co., a Delaware corporation (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and Pentair, Inc., a Minnesota corporation (“Patriot”);

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate from Trident the Athens North American R/SB Business, which shall be owned and conducted, directly or indirectly, by Athens NA (the “Athens NA Separation”) pursuant to, among others, a separation agreement between Trident and Athens NA (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Athens NA Agreement”);

WHEREAS, in order to effect the Fountain Separation, the Board has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders (i) to enter into a series of transactions whereby Fountain and/or one or more members of the Fountain Group will, collectively, own all of the Fountain Assets and assume (or retain) all of the Fountain Liabilities and (ii) for Trident to distribute to the holders of Trident Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value CHF 0.50 per share, of Fountain (the “Fountain Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Fountain Plan of Separation”);

WHEREAS, each of Trident and Fountain has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assign, as applicable, to the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Trident and its current and former Subsidiaries;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, after the Fountain Distribution, Merger Sub will be merged with and into Patriot, with Patriot surviving the Merger as an indirect wholly owned subsidiary of Fountain, and the outstanding common stock of Patriot shall be converted into the right to receive shares of Fountain on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, it is the intention of the Parties that the contribution of Assets to, and the assumption of Liabilities by, Fountain, together with the corresponding distribution of the Fountain Common Stock, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code;

WHEREAS, it is the intention of the Parties that the distribution of the Fountain Common Stock to the stockholders of Trident will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Trident under Section 361(c) of the Code;

WHEREAS, in contemplation of the foregoing on March 27, 2012, the Parties entered into a Separation and Distribution Agreement which was subsequently amended on July 25, 2012 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement to modify certain of the terms thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree to amend and restate the Original Agreement as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General.

As used in this Agreement, the following terms shall have the following meanings:

(1) “Acceptable Forms” shall have the meaning set forth in Section 2.7.

(2) “Acceptable Terms” shall have the meaning set forth in the Merger Agreement.

(3) “Accountant” shall have the meaning set forth in Section 3.5(b).

(4) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(5) “AcquisitionCo” shall have the meaning set forth in the recitals.

(6) “Adjusted Fountain Exercise Price” shall have the meaning set forth in Section 6.01(a)(iii).

(7) “Adjusted Trident Exercise Price” shall have the meaning set forth in Section 6.01(b)(iii).

(8) “Allocable portion of Insurance Proceeds” shall have the meaning set forth in Section 10.4(c).

(9) “Allocable share of the deductible” shall have the meaning set forth in Section 10.4(d).

(10) “Athens NA” shall have the meaning set forth in the preamble.

(11) “Athens NA Agreement” shall have the meaning set forth in the recitals.

(12) “Athens NA Common Stock” shall mean the common stock, par value $.0.01 per share of Athens NA.

(13) “Athens NA Distribution” shall mean the distribution on the Athens NA Distribution Date to holders of record of shares of Trident Common Stock as of the Athens NA Distribution Record Date of the Athens NA Common Stock owned by Trident pursuant to the Athens NA Agreement.

(14) “Athens NA Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Athens NA Common Stock to the holders of Trident Common Stock.

(15) “Athens NA Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Athens NA Distribution.

(16) “Athens NA Separation” shall have the meaning set forth in the recitals.

(17) “Athens North American R/SB Business” shall mean the residential and small business security business of Trident in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

(18) “Athens North American R/SB Group” shall mean (i) Athens NA and (ii) each Person that is a direct or indirect Subsidiary of Athens NA immediately after the Athens NA Distribution Date.

(19) “Athens North American R/SB Indemnitees” shall mean each member of the Athens North American R/SB Group and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(20) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(21) “Ancillary Agreements” shall mean the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the License Agreements, and the Transition Services Agreement.

(22) “Annual Reports” shall have the meaning set forth in Section 5.3(d).

(23) “Applicable Fountain Percentage” shall mean forty percent (40%).

(24) “Applicable Percentage” shall mean (i) as to Trident, the Applicable Trident Percentage and (ii) as to Fountain, the Applicable Fountain Percentage.

(25) “Applicable Trident Percentage” shall mean sixty percent (60%).

(26) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computer hardware and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(27) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(28) “Assumed Trident Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(28).

(29) “Audited Party” shall have the meaning set forth in Section 5.3(b).

(30) “Board” shall have the meaning set forth in the preamble.

(31) “Bridge Note” shall have the meaning set forth in the Merger Agreement.

(32) “Business” shall mean the Trident Retained Business or the Fountain Business, as applicable.

(33) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York, Minneapolis, Minnesota or Schaffhausen, Switzerland.

(34) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(35) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(36) “Closing” shall have the meaning set forth in the Merger Agreement.

(37) “Closing Amount” shall have the meaning set forth in Section 3.5(c)(iii).

(38) “Closing Date” shall have the meaning set forth in the Merger Agreement.

(39) “Closing Net Indebtedness” shall have the meaning set forth in Section 3.5(a).

(40) “Closing Trident Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(41) “Closing Working Capital” shall have the meaning set forth in Section 3.5(a).

(42) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(43) “Code” shall have the meaning set forth in the preamble.

(44) “Commission” shall mean the United States Securities and Exchange Commission.

(45) “Competitive Activities” shall have the meaning set forth in Section 5.2(a).

(46) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current or future activities, businesses or operations, or that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement or (v) is required to be disclosed pursuant to applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

(47) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(48) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(48).

(49) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(50) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Fountain Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Trident, Fountain and Patriot reasonably agree and are consistent with the requirements of Section 2.7.

(51) “Current Assets” shall mean the current assets of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Receivables; provided that “Current Assets” shall not include (i) cash and cash equivalents, (ii) marketable securities, (iii) Other Intercompany Receivables or (iv) any items set forth on Schedule 1.1(51).

(52) “Current Liabilities” shall mean the current liabilities of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Payables; provided that “Current Liabilities” shall not include (i) any item included in the calculation of Closing Net Indebtedness (including the current portion of any indebtedness for borrowed money), (ii) Other Intercompany Payables and Loans, (iii) any amounts payable to Fountain Employees in respect of severance or with respect to retention bonus or similar payments (A) to the extent such amounts are to be reimbursed by the Trident Group or the Trident Group is otherwise obligated to make such payments, in either case, pursuant to this Agreement or otherwise or (B) with respect to Fountain Tier I Employees in an amount up to $6,700,000, or (iv) any items set forth on Schedule 1.1(52).

(53) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(54) “Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three-hundred sixty (360) days.

(55) “Deferred Stock Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock.

(56) “Disability Plan” (i) when immediately preceded by “Trident,” shall mean any short-term disability program and long-term disability program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the short-term disability program and long-term disability program to be established by Fountain under Section 6.7(d).

(57) “Distribution Agent” shall mean the distribution agent selected by Trident in connection with the Fountain Separation.

(58) “Distribution Ratio” means the quotient of (i) the product of (x) the number of shares of Patriot Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) immediately prior to the Effective Time, multiplied by (y) 1.10526316 divided by (ii) the number of shares of Trident Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions and treating any unvested equity award that (i) is scheduled to be cancelled on or after the Effective Time and (ii) is held by (A) an employee who will be terminated as of the Fountain Distribution Date or (B) an employee listed on Schedule 1.1(66) or 1.1(67), as being cancelled immediately prior to the Effective Time) immediately prior to the Effective Time.

(59) “DOJ” means the United States Department of Justice.

(60) “Effective Time” shall mean 12:01 a.m., Eastern Daylight Time, on the Fountain Distribution Date.

(61) “EPL Tail Policies” shall have the meaning set forth in Section 10.2(c).

(62) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(63) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(64) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(65) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(66) “Former Fountain Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations on or before the Fountain Distribution Date and who was last employed by a member of the Fountain Group; provided, that, notwithstanding any other provision of this Agreement and solely for purposes of Sections 6.1 and 6.2, any person listed on Schedule 1.1(66) shall be treated as a Former Fountain Employee regardless of the actual date of termination of employment);

(67) “Former Trident Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations on or before the Fountain Distribution Date and who is not a Former Fountain Employee; provided, that, notwithstanding any other provision of this Agreement and solely for purposes of Sections 6.1 and 6.2, any person listed on Schedule 1.1(67) shall be treated as a Former Trident Employee regardless of the actual date of termination of employment.

(68) “Fountain” shall have the meaning set forth in the preamble.

(69) “Fountain Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Fountain Group;

(ii) all Fountain Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Fountain Asset or the Fountain Business;

(iii) any and all Assets reflected on the Fountain Balance Sheet and any Assets acquired by or for Fountain or any member of the Fountain Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

(iv) subject to Article X, any and all rights of any member of the Fountain Group under any Policies, including any rights thereunder arising after the Fountain Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Fountain Business;

(vi) the Assets set forth on Schedule 1.1(69)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Fountain or any other member of the Fountain Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Fountain; provided that personal computers shall be Transferred to Fountain if, following the Effective Time, the Fountain Group employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Fountain Assets shall not include (x) any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Trident Group or (y) cash or cash equivalents held as of or prior to the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Assets”, for purposes of determining what is and is not a Fountain Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Fountain Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(193).

(70) “Fountain Balance Sheet” shall mean the audited combined balance sheet of the Fountain Group, including the notes thereto, as of September 30, 2011, made available to Patriot pursuant to Section 2.05(c) of the Merger Agreement.

(71) “Fountain Business” shall mean the business and operations of the Fountain segment of Trident as each is described in the Fountain Draft Form 10 and (ii) any businesses or operations acquired or established by or for Fountain or any of its Subsidiaries after the date of this Agreement.

(72) “Fountain Common Stock” shall have the meaning set forth in the recitals hereto.

(73) “Fountain Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Trident Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Fountain Group;

(ii) any Contract that primarily relates to the Fountain Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Fountain Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Fountain Group;

(v) any Contract set forth on Schedule 1.1(73)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Fountain Group, any guarantee, indemnity, representation or warranty.

(74) “Fountain Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(a)(i).

(75) “Fountain Distribution” shall mean the distribution on the Fountain Distribution Date to holders of record of shares of Trident Common Stock as of the Fountain Distribution Record Date of the Fountain Common Stock owned by Trident as set forth in Section 4.1.

(76) “Fountain Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Fountain Common Stock to the holders of Trident Common Stock, which shall be on the Closing Date or a date that is no more than one Business Day before the Closing Date, or on such other date that is mutually agreed between Trident and Patriot.

(77) “Fountain Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Fountain Distribution.

(78) “Fountain Draft Form 10” shall mean the draft registration statement on Form 10 as set forth in Section 2.05(b) of the Trident Disclosure Letter (as such term is defined in the Merger Agreement).

(79) “Fountain Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the Fountain Distribution Date is employed by Fountain or any member of the Fountain Group. Fountain Employee shall also include any employee of an entity in the Fountain Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(80) “Fountain Group” shall mean (i) Fountain, (ii) each of the entities set forth on Schedule 1.1(80) and (iii) any Person not set forth on Schedule 1.1(80) but that is as direct or indirect Subsidiary of Fountain immediately following the Effective Time as described in Schedule 4.01(b) of the Trident Disclosure Letter (as defined in the Merger Agreement).

(81) “Fountain Indemnitees” shall mean each member of the Fountain Group (including Patriot and its Subsidiaries from and after the Closing) and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(82) “Fountain Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be Assumed by any member of the Fountain Group, (b) expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreements or (c) set forth on Schedule 1.1(82)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Fountain Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the Fountain Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c) any Fountain Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Fountain Group or the Fountain Business or (B) set forth on Schedule 1.1(82)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(82)(iii)(y);

(iv) the Applicable Fountain Percentage of any Assumed Trident Contingent Liability;

(v) any Liabilities relating to any Fountain Employee or Former Fountain Employee in respect of the period prior to, on or after the Effective Time;

(vi) any Liabilities relating to, arising out of or resulting from (x) any Indebtedness (including debt securities and asset-backed debt) of any member of the Fountain Group or Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and exclusively relating to the Fountain Business, (y) any Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and secured exclusively by any of the Fountain Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such) or (z) any Indebtedness arising from the Financing (as defined in the Merger Agreement) or set forth on Schedule 1.1(82)(vi); and

(vii) all Liabilities reflected as liabilities or obligations on the Fountain Balance Sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Fountain Balance Sheet.

Notwithstanding anything to the contrary herein, the Fountain Liabilities shall not include:

(v) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise;

(w) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Trident Group;

(x) any Contracts expressly Assumed or expressly contemplated to be assumed by any member of the Trident Group under this Agreement or any Ancillary Agreements;

(y) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement; and

(z) any indebtedness for borrowed money or Other Intercompany Payables and Loans (other than obligations under capital leases) outstanding as of the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Liabilities”, for the purpose of determining what is and is not a Fountain Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Fountain Liability” and (2) Liabilities referred to in clause (vii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(196).

(83) “Fountain Master Trust” shall have the meaning set forth in Section 6.4(a)(ii)(A).

(84) “Fountain Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.3(a) and any plans established prior to the Fountain Distribution Date the purposes of which are to assume the Fountain Deferred Compensation Liabilities in accordance with Section 6.3(a).

(85) “Fountain Option” shall have the meaning set forth in Section 6.1(a)(i).

(86) “Fountain Pension Plans” shall have the meaning set forth in Section 6.4(a)(i).

(87) “Fountain Plan of Separation” shall have the meaning set forth in the preamble.

(88) “Fountain Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the Fountain Group under this Agreement for the benefit of Fountain Employees and where applicable, Former Fountain Employees.

(89) “Fountain Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident, which relate exclusively to the Fountain Business and which Policies are either maintained by Fountain or a member of the Fountain Group or assignable to Fountain or a member of the Fountain Group.

(90) “Fountain Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(91) “Fountain RSIP” shall have the meaning set forth in Section 6.5(a)(i).

(92) “Fountain Savings Plans” shall mean the Fountain RSIP and any defined contribution retirement plans listed in Schedule 6.5(a).

(93) “Fountain Separation” shall have the meaning set forth in the preamble.

(94) “Fountain Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident which relate to the Fountain Business, other than Fountain Policies.

(95) “Fountain Specified Employees” means those individuals listed in Schedule 1.1(95)(A) (the “Fountain Tier I Specified Employees”) and those individuals listed on Schedule 1.1(95)(B) (the “Fountain Tier II Specified Employees”), and any other individuals mutually agreed by Trident and Patriot prior to the Fountain Distribution.

(96) “Fountain Treasury Shares” shall have the meaning set forth in Section 3.7.

(97) “Fountain US Pension Plans” shall have the meaning set forth in Section 6.4(a)(ii).

(98) “GAAP” means the generally accepted accounting principles in the United States.

(99) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(100) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(101) “Group” shall mean (i) with respect to Trident, the Trident Group, (ii) with respect to Athens NA, the Athens North American R/SB Group and (iii) with respect to Fountain, the Fountain Group.

(102) “Group Insurance Plans” when immediately preceded by “Trident,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance programs sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance program to be established by Fountain under Section 6.7(e).

(103) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(104) “Health Plans” when immediately preceded by “Trident,” shall mean the Trident International employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans and (ii) when immediately preceded by “Fountain,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by Fountain under Section 6.7(a).

(105) “HIPAA” shall have the meaning set forth in Section 6.8(e).

(106) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(107) “Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement or capital lease (but excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business); (iii) all obligations, contingent or otherwise, of such Person under letters of credit; (iv) all obligations, contingent or otherwise, of such Person under any interest rate, currency or other hedging agreements; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

(108) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Sharing Agreement.

(109) “Indemnifying Party” shall have the meaning set forth in Section 8.5(b).

(110) “Indemnitee” shall have the meaning set forth in Section 8.5(b).

(111) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(112) “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

(113) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(114) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(115) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(116) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including Software, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes and all other Confidential Information, (vii) rights of privacy and rights to personal information, (viii) vanity telephone numbers, (ix) all applications, registrations, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof for any of the foregoing and (x) all rights and remedies against infringement, misappropriation or other violation of the foregoing prior to the Effective Time.

(117) “Intercompany Trade Payables” shall mean all intercompany trade payables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(118) “Intercompany Trade Receivables” shall mean all intercompany trade receivables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(119) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(120) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

(121) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(122) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(123) “License Agreements” shall mean the license agreements to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(123) and such other terms as reasonably agreed among the parties thereto.

(124) “Management Agreement” shall have the meaning set forth in Section 2.5(c).

(125) “Managing Party” shall have the meaning set forth in 7.2(a).

(126) “Merger Agreement” shall have the meaning set forth in the recitals.

(127) “Merger Sub” shall have the meaning set forth in the preamble.

(128) “Net Indebtedness” shall mean, as of any date, (i) any outstanding indebtedness for borrowed money or Other Intercompany Payables and Loans (including the Bridge Note but excluding any amounts canceled or otherwise terminated prior to the Effective Time) (which, for the avoidance of doubt, shall not include obligations under capital leases) plus (ii) Separation Expenses incurred prior to the Fountain Distribution Date and not paid by Trident pursuant to Section 11.5 as of the close of business on the day prior to the Fountain Distribution Date, provided that, in the case of Separation Expenses that are Taxes arising from any action or event set forth in the Step Plan, the amount of Separation Expenses shall be net of any refund actually received in respect of such Taxes prior to the date on which the adjustments pursuant to Section 3.5 have been made, minus (iii) all cash and cash equivalents and marketable securities; provided that “Net Indebtedness” shall not include any item to the extent included in the calculation of Current Liabilities.

(129) “Net Indebtedness Adjustment” shall have the meaning set forth in Section 3.5(c)(ii).

(130) “Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).

(131) “NYSE” shall mean the New York Stock Exchange.

(132) “Option” (i) when immediately preceded by “Trident,” shall mean an option to purchase shares of Trident Common Stock granted pursuant to one of the Trident Equity Plans or (ii) when immediately preceded by “Fountain,” shall mean an option to purchase shares of Fountain Common Stock as of the Fountain Distribution, which Option shall be granted pursuant to the 2012 Fountain Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Trident Options in connection with the Fountain Distribution.

(133) “Original Agreement” shall have the meaning set forth in the recitals.

(134) “Other Intercompany Payables and Loans” shall have the meaning set forth in Section 2.4(a).

(135) “Other Intercompany Receivables” shall have the meaning set forth in Section 2.4(a).

(136) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(c).

(137) “Other Party” shall have the meaning set forth in Section 2.9(a).

(138) “Party” shall mean each of Trident and Fountain; provided, however, for purposes of the Specified Sections of this Agreement only, “Party” shall also mean Athens NA.

(139) “Pension Plans” (i) when immediately preceded by “Trident,” shall mean the pension plans sponsored by Trident described in Section 6.4(c) and (ii) when immediately preceded by “Fountain,” shall mean the pension plans established by Fountain under Section 6.4(b).

(140) “Permitted Acquiree” shall have the meaning set forth in Section 5.2(c).

(141) “Patriot” shall have the meaning set forth in the recitals.

(142) “Performance Share Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and which is subject to certain performance measures.

(143) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(144) “PHI” shall have the meaning set forth in Section 6.8(e).

(145) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company.

(146) “Pre-Distribution Athens NA Stock Price” shall have the meaning set forth in Section 6.01(c)(ii).

(147) “Pre-Distribution Fountain Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(148) “Pre-Distribution Trust” shall have the meaning set forth in Section 6.8(k).

(149) “Pre-Distribution Trident Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(150) “Provider” shall have the meaning set forth in Section 2.5(c).

(151) “Recipient” shall have the meaning set forth in Section 2.5(c).

(152) “Records” shall mean any Contracts, documents, books, records or files.

(153) “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(154) “Restricted Stock Unit” (i) when immediately preceded by “Trident,” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and (ii) when immediately preceded by “Fountain” shall mean a unit granted by Fountain representing a general unsecured promise by Fountain to deliver a share of Fountain Common Stock, which unit is granted pursuant to the 2012 Fountain Stock and Incentive Plan as part of the adjustment to Trident Restricted Stock Units in connection with the Fountain Distribution.

(155) “Retained Fountain Specified Employee” shall have the meaning set forth in Section 6.13(a).

(156) “Retention Letters” shall have the meaning set forth in Section 6.8(d).

(157) “Section 125 Plan” shall mean the flexible spending accounts or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by Fountain as described in Section 6.7(b).

(158) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(159) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

(160) “Separation Expenses” shall have the meaning set forth in Section 11.5.

(161) “Severance Plan” (i) when immediately preceded by “Trident,” shall mean any severance program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the severance program to be established by Fountain under Section 6.7(c).

(162) “Share Premium Redemption” shall mean the obligation of Tyco Flow Control International Finance S.A. to pay an amount equal to $60 million to Tyco International Finance S.A. in satisfaction of a distribution out of capital surplus declared by Tyco Flow Control International Finance S.A. on September 25, 2012.

(163) “Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

(164) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any of its Subsidiaries which relate to one or more of the Trident Retained Business, the Athens North American R/SB Business or the Fountain Business.

(165) “Shareholder Approval” shall mean the approval by Trident shareholders of the Fountain Distribution and certain related matters necessary to declare and make the Fountain Distribution.

(166) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing.

(167) “Specified Sections of this Agreement” shall mean Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 7.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10, Section 9.1, Section 9.2, Section 9.5, Section 9.6, and Article XI of this Agreement.

(168) “Statement” shall have the meaning set forth in Section 3.5(a).

(169) “Step Plan” shall mean the reorganization plan set forth in Schedule 2.2(a) (as such Schedule may be modified from time to time in accordance with Section 5.19(c) of the Merger Agreement); provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(170) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(171) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(172) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(173) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(174) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, Athens NA and Fountain, in the form attached hereto as Exhibit A.

(175) “Third Party Claim” shall have the meaning set forth in Section 8.5(b).

(176) “Third Party Proceeds” shall have the meaning set forth in Section 8.9(a).

(177) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(178) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.

(179) “Transition Services Agreement” shall mean the Transition Services Agreement to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(179) and such other terms as reasonably agreed among the parties thereto.

(180) “Trident” shall have the meaning set forth in the preamble.

(181) “Trident Balance Sheet” shall mean the balance sheet of the Trident Group prepared pursuant to Section 5.03(b) of the Merger Agreement.

(182) “Trident Common Stock” shall mean the issued and outstanding shares of Trident common stock of Trident International Ltd.

(183) “Trident Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(b)(i).

(184) “Trident Directors” shall have the meaning set forth in Section 6.1(c)(i).

(185) “Trident Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, immediately following the Fountain Distribution Date is employed by Trident or any member of the Trident Group. Trident Employee shall also include any employee of an entity in the Trident Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(186) “Trident Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(186).

(187) “Trident Group” shall mean Trident and each Person (other than any member of the Fountain Group) that is a direct or indirect Subsidiary of Trident as of the date hereof and, except as provided in the definition of Fountain Group, each Subsidiary to be formed after the date hereof and prior to the Effective Time, which shall include the Athens North American R/SB Group and those entities identified as such on Schedule 1.1(187).

(188) “Trident Indemnitees” shall mean Trident, each member of the Trident Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Athens North American R/SB Indemnitees and the Fountain Indemnitees.

(189) “Trident International Management Company Defined Contribution Plans Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Trident International Retirement Savings and Investment Plans for purposes of holding assets under such plan.

(190) “Trident International Master Retirement Trust” means the trust created by Trident for purposes of holding assets under Trident’s U.S. pension plans.

(191) “Trident Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.3(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Trident Group.

(192) “Trident Regulatory Approvals” shall have the meaning set forth in the Merger Agreement.

(193) “Trident Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Trident Group;

(ii) all Trident Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Trident Retained Asset or the Trident Retained Business;

(iii) any and all Assets reflected on the Trident Balance Sheet and any Assets acquired by or for Trident or any member of the Trident Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article X, any and all rights of any member of the Trident Group under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Trident Retained Business;

(vi) the Assets set forth on Schedule 1.1(193)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Trident or any other member of the Trident Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Trident; provided, that personal computers shall be Transferred to Trident if, following the Effective Time, a Trident Group member employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Trident Retained Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Fountain Group.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Assets”, for purposes of determining what is and is not a Trident Retained Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Trident Retained Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(69).

(194) “Trident Retained Business” shall mean (i) the business and operations of Trident and the Trident Group other than the Fountain Business, (ii) Trident’s ownership of equity in Atkore International Group Inc. and (iii) any businesses or operations acquired or established by or for Trident or any of its Subsidiaries in connection with the operation of the Trident Retained Business after the date of this Agreement.

(195) “Trident Retained Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Fountain Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Trident Group;

(ii) any Contract that primarily relates to the Trident Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Trident Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Trident Group;

(v) any Contract set forth on Schedule 1.1(195)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Trident Group, any guarantee, indemnity, representation or warranty.

(196) “Trident Retained Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement to be Assumed by any member of the Trident Group, (b) expressly Assumed by any member of the Trident Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(196)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Trident Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Trident Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Trident Retained Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Trident Group or the Trident Retained Business, (B) set forth on Schedule 1.1(196)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(196)(iii)(y);

(iv) any Liabilities relating to any Trident Employee or Former Trident Employee that does not become a Fountain Employee or Former Fountain Employee, in each case, immediately following the Effective Time;

(v) any Liabilities relating to, arising out of or resulting from (A) any Indebtedness (including debt securities and asset-backed debt) of any member of the Trident Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the Trident Retained Business or (B) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the Trident Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such);

(vi) all Liabilities reflected as Liabilities or obligations on the Trident Balance Sheet and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Trident Balance Sheet; and

(vii) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise.

Notwithstanding anything to the contrary herein, the Trident Retained Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement, or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Fountain Group;

(y) any Contracts expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreement; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Liabilities”, for the purpose of determining what is and is not a Trident Retained Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Trident Retained Liability” and (2) Liabilities referred to in clause (vi) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(82) and (3) any other Liabilities that are not Fountain Liabilities shall be Trident Retained Liabilities.

(197) “Trident Retained Pension Plans” shall have the meaning set forth in Section 6.4(b)(i).

(198) “Trident Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Trident Group under this Agreement for the benefit of Trident Employees and, where applicable, Former Trident Employees.

(199) “Trident Retained Savings Plans” means the savings plans sponsored by Trident described in Section 6.5(b).

(200) “Trident Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(201) “Working Capital Adjustment” shall have the meaning set forth in Section 3.5(c)(i).

(202) “Working Capital Target” shall mean $798,000,000.

(203) “Yarway” shall mean Yarway Corporation and Gimpel Corporation.

(204) “2012 Fountain Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions set forth in this Agreement and the Merger Agreement, each of Trident and Fountain shall use its reasonable best efforts to cause the Fountain Separation and the Fountain Distribution to occur as promptly as practicable on the terms contemplated hereby, including using its reasonable best efforts to obtain all consents, permits, authorizations and approvals of, and to make all filings, notifications or registrations with, all Governmental Entities and other Persons and to execute and deliver, and to cause their respective Group members to execute and deliver such instruments of transfer, in each case, which are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, the foregoing notwithstanding but subject to the requirements of Section 5.01 of the Merger Agreement in respect of the obligations of the Parties to obtain the Trident Regulatory Approvals under the Merger Agreement, no Party shall be required to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such consent, permit, authorization or approval. Notwithstanding anything herein to the contrary, except as mutually agreed by the Parties hereto and Patriot, (x) the Parties intend that the Fountain Distribution Date shall be on September 28, 2012 and (y) the Parties agree that the Fountain Distribution Date and the Closing Date shall be no earlier than September 28, 2012 absent the prior written consent of each of Trident, Fountain and Patriot.

Section 2.2. Transfer of Assets.

(a) Prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in accordance with the Step Plan:

(i) Trident shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to Fountain or another member of the Fountain Group effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the Fountain Assets;

(ii) Fountain shall, on behalf of itself and any other member of the Fountain Group, as applicable, Transfer, effective no later than the Effective Time, to Trident or another member of the Trident Group all of its and its Subsidiaries’ right, title and interest in and to the Trident Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Any Contract that is listed on Schedule 2.2(b) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to the Effective Time so that each of Trident or Fountain or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(c)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the Fountain Group or the Trident Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Fountain Business or the Trident Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2(b) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(b).

(ii) Each of Trident and Fountain shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii) Neither Party will amend, renew, extend or otherwise modify any Shared Contract without the consent of the other Party to the extent such amendment, renewal, extension or modification would adversely affect such other Party. Notwithstanding anything to the contrary contained in Section 2.2(b)(i), upon 90 days’ advance request of Patriot, Trident shall use its reasonable best efforts to terminate, cancel or otherwise render inapplicable to the Fountain Business any portion of any Shared Contract inuring to the Fountain Business; provided that Trident shall not be required to, and shall not be required to cause any member of its Group to, so terminate or cancel such Shared Contract prior to the 12 month anniversary of the Fountain Distribution Date or to make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by Fountain) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such termination or cancellation.

(c) Consents. The Parties shall use their reasonable best efforts prior to the Effective Time to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement; provided that (x) neither Party shall be required to, and shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents and (y) Trident shall not, and shall not permit any member of the Trident Group to, commit to any third party on behalf of Fountain or any member of the Fountain Group to assume any material payments, incur any material obligations or offer or grant any material concession to any third party to obtain any such Consents that would be a Fountain Liability, without Fountain’s prior express written consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Trident Regulatory Approvals shall be governed by the Merger Agreement.

Section 2.3. Assumption and Satisfaction of Liabilities.

(a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time (i) Trident shall, or shall cause a member of the Trident Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Trident Retained Liabilities and (ii) Fountain shall, or shall cause a member of the Fountain Group to, Assume all of the Fountain Liabilities.

(b) Fountain shall, or, where applicable, cause one or more members of the Fountain Group to, enter into and/or abide by the terms and conditions of each of those Contracts and arrangements set forth in Schedule 2.3(b).

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables other than Intercompany Trade Receivables (the “Other Intercompany Receivables”) and all intercompany payables and loans other than Intercompany Trade Payables and other than intercompany loans within a Group (the “Other Intercompany Payables and Loans”) shall be satisfied and/or settled in full in cash and/or otherwise canceled and terminated or extinguished (in each case with no further liability or obligation) prior to the Effective Time or treated as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(48), as applicable, including, where applicable, continuing to be outstanding as an obligation of the relevant Party (or the relevant member of such Party’s Group).

(b) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto other than for fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) Except in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or a member of such Party’s Group, on the one hand, and the other Party or a member or such other Party’s Group, on the other hand, effective as of the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation).

(c) Certain Payments Under Management Agreement. Certain members of the Fountain Group are parties to a management services agreement (the “Management Agreement”) pursuant to which Trident International Management Company, LLC (the “Provider”) provides various management services to certain U.S. subsidiaries of Trident within the Fountain Group (individually, a “Recipient” and, collectively, the “Recipients”). Prior to the Fountain Distribution Date, Trident shall determine in good faith an estimate of the amounts payable (if any) by the Recipients to Provider for the period up to the Fountain Distribution Date pursuant to the Management Agreement (or any right of the Recipients to a refund of previous payments made under the Management Agreement). Prior to the Fountain Distribution Date, each Recipient owing additional amounts shall pay the Provider any amounts due or, as the case may be, the Provider shall refund any overpaid amounts to each Recipient that overpaid the Provider, in each case, based on the estimates determined by Trident pursuant to the foregoing sentence, which payment or refund shall constitute settlement in full of all amounts owed or owing under the Management Agreement. Prior to the Fountain Distribution Date, Trident shall cause the Provider and the Recipients to terminate the Management Agreement.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall use reasonable best efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention other than for fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Trident Group or the Fountain Group entitled to the receipt of such Asset or required to Assume such Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) shall not be obligated, in connection with the foregoing, to expend any money out-of pocket unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) In the event that, at any time from and after the Effective Time, either Party (or any member of the Trident Group or Fountain Group, as applicable) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(f) With respect to Assets and Liabilities described in Section 2.6(a), each of Trident and Fountain shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as Trident, Fountain and Patriot shall reasonably agree, including the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably agreed by Patriot, Fountain and Trident. Except as reasonably agreed by Trident, Fountain and Patriot, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement or the Ancillary Agreements and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Other Party’s Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent, Governmental Authority, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time in each case in accordance with Section 2.6. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group and the Liable Party, or another member of such Liable Party’s Group shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law in accordance with Section 2.6(b).

Section 2.10. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time or as soon as practicable thereafter, (i) Trident shall (with the reasonable cooperation of the applicable member of the Fountain Group) use its reasonable best efforts to have any member of the Fountain Group removed as guarantor of or obligor for any Trident Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Trident Retained Liabilities, and (ii) Fountain shall (with the reasonable cooperation of the applicable member of the Trident Group) use its reasonable best efforts to have any member of the Trident Group removed as guarantor of or obligor for any Fountain Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Fountain Liabilities; provided that, the foregoing notwithstanding, Fountain shall have no obligation to remove any member of the Trident Group as guarantor or obligor under any of the guarantees set forth on Schedule 2.10(a)(ii)(B); and provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guaranty Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Trident Group, Fountain shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Fountain would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Fountain Group, Trident shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Trident would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Trident or Fountain is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10 (or with respect to those guarantees set forth in Schedule 2.10(a)(ii)(B), which shall be Fountain Liabilities assumed by Fountain pursuant to this Agreement), (i) the relevant member of the Trident Group or Fountain Group, as applicable, that has assumed the Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder provided that, with respect to those guarantees set forth in Schedule 2.10(a)(ii)(B), Fountain shall only be obligated to indemnify and hold harmless the Tyco Group for any Indemnifiable Loss relating thereto to the extent that the Trident Group does not receive indemnification from

AECOM Technology Corporation pursuant to the Guaranty Indemnification Agreement, dated as of July 25, 2008, as amended, by and among Trident, TIFSA and AECOM Technology Corporation (the “GIA”) with respect to any Liabilities under such guarantees (it being agreed that Trident shall use commercially reasonable efforts to exercise its rights under the GIA, including seeking indemnification thereunder provided that Trident shall be indemnified by Fountain for Indemnifiable Losses related to seeking indemnification under the GIA) and (ii) each of Trident and Fountain, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) Notwithstanding anything to the contrary in this Agreement (including the Schedules hereto), Trident and Tyco International Finance S.A. (“TIFSA”) shall be under no obligation to, and shall not in connection with the Fountain Plan of Separation, assign or otherwise transfer any of their respective rights under the GIA. Trident shall cause TIFSA to, prior to the Fountain Separation Date, assign to Fountain or another member of the Fountain Group, TIFSA’s rights under that certain Purchase Agreement, dated as of February 11, 2008, among TIFSA, AECOM Technology Corporation and the other parties thereto.

Section 2.11. Pre-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, following the Effective Time, Fountain shall have no Liability for the breach or alleged breach of this Agreement related to any actions taken or not taken prior to the Effective Time; provided that, for the avoidance of doubt, nothing in this Section 2.11 shall absolve Fountain of any Liability for breach of any of its obligations under any covenants which contemplate performance after the Effective Time.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF TRIDENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRIDENT GROUP) AND FOUNTAIN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FOUNTAIN GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE).

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Organizational Documents. Prior to the Fountain Distribution, all necessary actions shall be taken to adopt the form of Articles of Association and Organizational Regulations as required by Section 1.05(c) of the Merger Agreement.

Section 3.2. Directors. Prior to the Fountain Distribution, Trident shall take all necessary action to cause the Board of Directors of Fountain to be of such size and with such composition as required by Section 1.06(b) of the Merger Agreement.

Section 3.3. Resignations. Prior to the Fountain Distribution, (i) Trident shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Fountain Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Fountain Group in which they serve and (ii) Fountain shall cause all its employees and any employees of its Affiliates, to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Trident Group in which they serve.

Section 3.4. Certain Debt; Cash.

(a) Prior to the close of business on the day prior to the Fountain Distribution Date, (i)(x) Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Trident Note (as defined in the Merger Agreement) in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement or (y) in the event that, notwithstanding compliance with the terms and conditions of Section 5.03(c) of the Merger Agreement, the Senior Notes Issuance (as defined in the Merger Agreement) is not consummated and Patriot is unable to execute a credit agreement for the Senior Credit Facility (as defined in the Merger Agreement) on Acceptable Terms, Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Bridge Note in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement, and (ii) either (A) Fountain will transfer cash and cash equivalents to Trident or a member of the Trident Group, as directed by Trident or (B) Trident or a member of the Trident Group, as directed by Trident will transfer cash and cash equivalents to Fountain, such that, following completion of the transactions contemplated by clauses (i) and (ii), the Net Indebtedness of the Fountain Group as of the close of business on the day prior to the Fountain Distribution Date and as of the Effective Time shall equal $275 million.

(b) Notwithstanding anything to the contrary in this Agreement, (1) the Trident Note (as defined the Merger Agreement) or the Bridge Note, as the case may be, shall be (A) a Fountain Liability, (B) taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 of the Separation Agreement and Closing Net Indebtedness pursuant to Section 3.5 and (C) to the extent not repaid in full in connection with the Closing, shall be a Continuing Arrangement for all purposes under the Separation Agreement, (2) the Senior Notes (as defined in the Merger Agreement) shall be a Fountain Liability and the net proceeds from the

Senior Notes Issuance shall be a Fountain Asset, (3) the Patriot Escrow Amount (as defined in the Merger Agreement) shall not be a Fountain Asset and (4) the calculations of Net Indebtedness pursuant to this Section 3.4 and of Closing Working Capital and Closing Net Indebtedness pursuant to Section 3.5 of the Separation Agreement shall not take into account the Senior Notes Issuance (including any expenses, fees or other Liabilities incurred in connection therewith or arising therefrom), any indebtedness or net proceeds related thereto or the Patriot Escrow Amount. Fountain shall pay or cause to be paid in cash on the Fountain Distribution Date (A) all amounts outstanding under the Trident Note or the Bridge Note, as applicable, and (B) all amounts in respect of the Share Premium Redemption.

Section 3.5. Post-Closing Working Capital Adjustment.

(a) Within 60 days after the Fountain Distribution Date, Fountain shall prepare and deliver to Trident a statement (the “Statement”), setting forth (i) the Current Assets minus the Current Liabilities of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (and after giving effect on such date to the completion of the reorganization contemplated by the Step Plan as of the Effective Time, including any related cash movements) (“Closing Working Capital”) determined in a manner consistent with the Fountain Balance Sheet and without giving effect to any purchase accounting impact arising by virtue of the Merger or the Separation and (ii) the Net Indebtedness of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (“Closing Net Indebtedness”). Trident shall provide reasonable assistance to Fountain in the preparation of the Statement.

(b) The Statement shall become final and binding upon the Parties on the 60th day following delivery thereof, unless Trident gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Fountain prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital or Closing Net Indebtedness not being determined in accordance with this Section 3.5. If a Notice of Disagreement is received by Fountain in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 30–day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30–day period, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accountant shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Working Capital was done in accordance with the Working Capital Principles and this Section 3.5, whether the determination of Closing Net Indebtedness was done in accordance with this Section 3.5, and whether there were mathematical errors in the Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accountant pursuant to this Section 3.5 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Trident’s independent auditors, attorneys and other consultants shall be borne by Trident and the fees and disbursements of Fountain’s independent auditors, attorneys and other consultants shall be borne by Fountain.

(c) (i) “Working Capital Adjustment” shall mean (i) if Closing Working Capital is less than the Working Capital Target by an amount greater than $125 million, the amount by which Closing Working Capital is less than the Working Capital Target, (ii) if Closing Working Capital is more than the Working Capital Target by an amount greater than $125 million, the amount by which the Closing Working Capital is more than the Working Capital Target and (iii) in all other cases, zero; provided that, for purposes of calculating the Closing Amount, the Working Capital Adjustment shall be reflected as a positive number in the event the Working Capital Adjustment is determined pursuant to clause (i) and a negative number in the event the Working Capital Adjustment is determined pursuant to clause (ii).

(ii) “Net Indebtedness Adjustment” shall mean an amount equal to Closing Net Indebtedness minus $275 million, which amount can be either a positive or negative number.

(iii) If the Working Capital Adjustment plus the Net Indebtedness Adjustment (the “Closing Amount”) is greater than zero, Trident shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Fountain the Closing Amount. If the Closing Amount is less than zero, Fountain shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Trident the absolute value of the Closing Amount. Any payment made pursuant to this Section 3.5(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the Party entitled to receive such payment together with interest thereon (such interest to be calculated on the basis of the actual number of days elapsed on such amount from the Fountain Distribution Date to the date of such payment at a rate of LIBOR plus 175 basis points for the first 120 days and the Default Interest Rate for any time after the first 120 days).

(d) Any payments to Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as a capital contribution to Fountain. Any payments made by Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as an adjustment to the transfer described in Section 2.2(a).

(e) During the period of time from and after the Fountain Distribution Date through the resolution of any payment contemplated by Section 3.5(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.5 reasonable access during normal business hours to all the properties, personnel and Records of such Party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 3.5.

(f) Notwithstanding anything to the contrary in this Agreement, (1) the Trident Note (as defined in the Merger Agreement) or the Bridge Note, as the case may be, shall be (A) a Fountain Liability, (B) taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 and Closing Net Indebtedness pursuant to this Section 3.5 of the Separation Agreement and (C) to the extent not repaid in full in connection with the Closing, shall be a Continuing Arrangement for all purposes under the Separation Agreement, (2) the Senior Notes (as defined in the Merger Agreement) shall be a Fountain Liability and the net proceeds from the Senior Notes Issuance shall be a Fountain Asset, (3) the Patriot Escrow Amount (as defined in the Merger Agreement) shall not be a Fountain Asset and (4) the calculations of Net Indebtedness pursuant to Section 3.4 and of Closing Working Capital and Closing Net Indebtedness pursuant to this Section 3.5 shall not take into account the Senior Notes Issuance (including any expenses, fees or other Liabilities incurred in connection therewith or arising therefrom), any indebtedness or net proceeds related thereto or the Patriot Escrow Amount.

(g) Notwithstanding anything to the contrary in this Agreement (including the Schedules hereto), (i) all out-of-pocket costs and expenses (including the reasonable costs and expenses of outside legal counsel) incurred in connection with or arising out of the matters set forth in Schedule 1.01(j)(i) hereto shall be the obligation of Fountain and shall be paid by Fountain promptly after the Fountain Distribution Date (collectively, “Schedule 1.01(j)(i) Expenses”); (ii) for purposes of this Section 3.5, in calculating Closing Working Capital and Closing Net Indebtedness, all Schedule 1.01(j)(i) Expenses and items 1-3 and 5 set forth in Schedule 1.01(j)(ii) hereto shall be disregarded and not be considered a Current Asset, a Current Liability or Indebtedness of the Fountain Business; and (iii) for purposes of this Section 3.5, in calculating Closing Working Capital, item 4 set forth in Schedule 1.01(j)(ii) hereto shall be disregarded and not be considered a Current Asset or a Current Liability of the Fountain Business.

(h) Notwithstanding anything to the contrary in this Agreement, with respect to any amounts paid or payable following the Fountain Distribution Date by Trident or any member of the Trident Group, on the one hand, or Fountain or any member of the Fountain Group, on the other hand, pursuant to Section 3 of that certain Agreement, dated September 27, 2012, between Trident and Fountain in respect of an adjustment to the purchase price paid by Fountain to Trident in respect of 3,175,000 shares of Fountain Common Stock to be used as Fountain treasury shares, any such amounts shall (A) be disregarded for the purposes of determining Closing Working Capital pursuant to this Section 3.5 and (B) be taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 and Closing Net Indebtedness pursuant to this Section 3.5 as if such payments were made in cash immediately prior to the close of business on the day prior to the Fountain Distribution Date.

Section 3.6. Ancillary Agreements. On or prior to the Effective Time, each of Trident and Fountain shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to the extent not entered into on the date hereof.

Section 3.7. Fountain Recapitalization. Prior to the Fountain Distribution, Trident and Fountain will take all actions necessary so that, immediately prior to the Fountain Distribution, Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed) (the “Fountain Treasury Shares”).

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Trident Shareholders. On the Fountain Distribution Date, Trident will cause the Distribution Agent to distribute all of the outstanding shares of Fountain Common Stock then owned by Trident to holders of Trident Common Stock on the Fountain Distribution Record Date, and to credit the appropriate number of such shares of Fountain Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Fountain Common Stock. For stockholders of Trident who own Trident Common Stock through a broker or other nominee, their shares of Fountain Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Trident Common Stock on the Fountain Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Fountain Distribution a number of shares of Fountain Common Stock equal to the Distribution Ratio for every one share of Trident Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Fountain Common Stock such stockholder is entitled to in the Fountain Distribution. On the Distribution Date, Trident shall transfer to Fountain all shares of Fountain Common Stock not distributed to the holders of Trident Common Stock in the Fountain Distribution, including the Fountain Treasury Shares.

Section 4.2. Fractional Shares. Trident stockholders holding a number of shares of Trident Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of Fountain Common Stock in the Fountain Distribution, will receive cash in lieu of fractional shares. Fractional shares of Fountain Common Stock will not be distributed in the Fountain Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Fountain Distribution Date (a) determine the number of whole shares and fractional shares of Fountain Common Stock allocable to each holder of record or beneficial owner of Trident Common Stock as of close of business on the Fountain Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Fountain Common Stock after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Trident, Fountain or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Fountain Common Stock. Neither Trident nor Fountain will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Trident or Fountain.

Section 4.3. Actions in Connection with the Distribution. On the Fountain Distribution Date, each of Trident and Fountain shall deliver or cause to be delivered to the other Party (to the extent not already in the possession of the other Party) executed counterparts to all Ancillary Agreements to which a member of the Fountain Group is a party, including all Conveyancing and Assumption Instruments relating to the Fountain Business.

Section 4.4. Conditions to Distribution. (a) The consummation of the Fountain Distribution shall be conditioned upon the satisfaction (or waiver by Trident) of each of the conditions to Trident’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.03 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Daylight Time, on the Closing Date and the Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement, (b) Trident shall have irrevocably confirmed to Patriot in writing that as of such date each condition to Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Daylight Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement) and that it is prepared to proceed with the Merger and (c) Patriot shall have irrevocably confirmed to Trident in writing that as of such date each condition to Patriot’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Daylight Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement) and that it is prepared to proceed with the Merger.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit; No Hire

(a) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any individual who is a Band 4 or higher employee (or Grade 40, in the case of Patriot and its Subsidiaries) and is employed by any other Party or its Subsidiaries as of the Effective Time (a “Restricted Person”).

(b) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of another Party; provided, that the soliciting Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Agreement Not To Compete.

(a) None of Trident and Athens NA or any member of their respective Groups, on the one hand, and Fountain or any member of the Fountain Group, on the other hand, shall, for a period of three (3) years following the Closing Date, establish or acquire any new businesses that involve the sale of products or the provision of services that (i) with respect to Trident or Athens NA or any member of their respective Groups, compete with the Fountain Business or (ii) with respect to Fountain or any member of the Fountain Group compete with the Trident Business or the Athens North American R/SB Business (“Competitive Activities”).

(b) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall be permitted to continue to conduct their current Businesses and extensions thereof (including any sale of any product or service that otherwise incorporates or uses as a component any of the products that would otherwise constitute Competitive Activities); provided that, for purposes of this Section 5.2, the Trident Retained Business shall be deemed to exclude the Athens North American R/SB Business.

(c) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall also be permitted to (I) acquire and own any interests in any publicly-traded Persons that engage in Competitive Activities so long as such interests constitute less than 5% of such Person’s voting securities, (II) acquire and own any interests in any Persons not publicly-traded that engage in Competitive Activities so long as such interests constitute less than 10% of such Person’s voting securities, (III) sell or divest any or all of its assets or businesses to any Person that is not an Affiliate, and such Person shall in no way be bound by the restrictions set forth in Section 5.2(a) and (IV) acquire and own any interests in any Persons that engage in Competitive Activities so long as the Competitive Activities of such Person constitute less than 25% of such Person’s consolidated annual net revenues for its most recently completed fiscal year (a “Permitted Acquiree”), and, in the case of clause (IV), each of Trident, Athens NA and Fountain and any member of their respective Groups, as applicable, uses its reasonable best efforts to dispose of the businesses of such Permitted Acquiree in Competitive

Activities within twelve (12) months from the closing of such acquisition; provided that such twelve (12) month period shall be extended in the event that a definitive agreement to dispose of such business within such twelve (12) month period has been entered into (x) for three (3) months, to permit the closing of such transaction or (y) for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure of a closing condition, the failure to obtain antitrust or other regulatory clearance or a breach by the other party to the agreement, to permit Trident, Athens NA or Fountain or such member of their respective Groups, as applicable to seek an alternative disposition transaction.

Section 5.3. Financial Statements and Accounting.

(a) Each Party agrees to provide the following assistance of access set forth in subsections (b), (c) and (d) of this Section 5.3, (i) during the three hundred and sixty-five (365) days following the Fountain Distribution Date in connection with the closing of the books and the preparation and audit of each of the Party’s (including for purposes of this Section 5.3, those of Athens NA) financial statements for the year ended September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, the financial statements for the 2013 fiscal year (and September 28, 2012, to the extent the books are not yet closed or audit not yet complete), the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, made as of the end of the 2013 fiscal year (and if applicable, September 28, 2012); (ii) following such initial three hundred and sixty-five (365) day period and until December 31, 2014, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes in connection with the matters addressed in this Section 5.3; (iii) in the event that any Party changes its auditors within two (2) years of the Fountain Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.3 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the Fountain Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(b) Annual Financial Statements. For fifteen (15) months following the Fountain Distribution Date, each Party shall provide or provide access, at reasonable times and on reasonable advance notice, to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required. Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(c) Access to Personnel and Records. For fifteen (15) months following the Fountain Distribution Date, each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(d) Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 28, 2012 or the end of the 2013 fiscal year (and, if not already completed, September 28, 2012), if the Fountain Distribution Date should occur after September 28, 2012 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

(e) Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

Section 5.4. Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the Fountain Distribution Date, Fountain agrees that, upon exercise of any option, warrant or similar security to purchase Trident Common Stock or the conversion of any note or other security of Trident convertible into Trident Common Stock, in each case that Trident has issued to third persons prior to the Effective Time, Fountain shall, upon request by Trident, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Trident, as agent for the holder thereof, such number of shares of Fountain Common Stock that Trident would otherwise be required to deliver to such holder pursuant to the terms of any such security and Trident shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, Fountain shall keep reserved for issuance a sufficient number of shares of Fountain Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Trident will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.4 notify, in writing, Fountain so that it may comply with the terms of this Section 5.4; provided, that Fountain shall not have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.4 for failing to deliver such shares of Fountain Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Trident. Fountain hereby Assumes the obligations set forth in this Section 5.4.

Section 5.5. Removal of Trident Designations. Without undue delay after the Fountain Distribution Date, but in any event not later than within 180 days after the Fountain Distribution Date, Fountain shall and shall cause the applicable members of the Fountain Group to execute and file in the relevant offices such amended organizational documents so that any reference to “Trident” shall be eliminated from the corporate names of members of the Fountain Group and shall as soon as practicable thereafter pursue such name changes until effective.

Section 5.6. Asbestos Agreements. As promptly as practical after the date hereof, the Parties shall (a) negotiate in good faith, execute and enter into those agreements set forth in Schedule 5.6(a) and (b) take those actions set forth in Schedule 5.6(b).

Section 5.7. FOL Database. Each Party shall provide or provide access to copies of the UBS Financials Online (FOL) report including the information relating to the stock options, restricted stock and similar securities granted to the employees of each Party prior to the Effective Time in its possession to the other Party promptly (and in any event within two (2) Business Days) following the request by such other Party. Any Party making a request for FOL reports shall provide clear parameters for the FOL reports being requested.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options. Except as provided on Schedule 6.1:

(a) Fountain Options.

(i) On behalf of all Fountain Employees and any beneficiary or legal representative thereof who hold Trident Options, prior to the Distribution, Trident shall take all actions necessary such that each Trident Option held by such individual which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Daylight Time on the Fountain Distribution Date, be converted into an option to acquire Fountain Common Stock (a “Fountain Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the Fountain Option shall equal the number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the last per share trading price of Trident Common Stock with due bills on the NYSE in the last trade on the NYSE immediately prior to the Distribution (the “Closing Trident Stock Price”) and the denominator of which is the last per share trading price of Fountain Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution or in the absence of a “when issued” trading market for Fountain Common Stock, the closing price of Patriot Common Stock (as defined in the Merger Agreement) on the last trading day prior to the Distribution (the “Pre-Distribution Fountain Stock Price”), with the resulting number of shares subject to the Fountain Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Fountain Option (the “Adjusted Fountain Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution Fountain Stock Price and the denominator of which shall be the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv) Prior to the Fountain Distribution Date, Trident shall (A) cause Fountain to adopt the Fountain 2012 Stock and Incentive Plan (the “2012 Fountain Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Daylight Time on the Fountain Distribution Date, (B) ensure or cause Fountain to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act and (C) approve, as the sole stockholder, the adoption of the 2012 Fountain Stock and Incentive Plan. The 2012 Fountain Stock and Incentive Plan shall be in the form as agreed by the Parties no later than 90 days after the date of this Agreement, provided that in preparing such plan Patriot will consult reasonably with Trident and such Stock and Incentive Plan shall be consistent with the terms of this Agreement and further provided, that if the Parties are unable to agree on the form of such Stock and Incentive Plan, then such plan will be based on Patriot’s 2008 Omnibus Stock Incentive Plan, to the extent permissible under the terms of any current applicable award.

(b) Trident Options.

(i) On behalf of all Trident Employees who hold Trident Options prior to the Distribution, Trident shall take all actions necessary such that each Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Daylight Time on the Fountain Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the Trident Option shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the Closing Trident Stock Price, and the denominator of which is the last per share trading price of Trident Common Stock when-issued in the last trade immediately prior to the Distribution (the “Pre-Distribution Trident Stock Price”), with the resulting number of shares subject to the Trident Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Trident Option (the “Adjusted Trident Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Trident Stock Price and the denominator of which is the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(c) Trident Options for Trident Corporate Employees.

(i) Notwithstanding Sections 6.1(a) and (b), for all Trident Options granted prior to October 12, 2011 to, and held by, the employees listed in Schedule 6.1(c) and for all Trident Options held by non-employee directors of Trident on the Fountain Distribution Date (“Trident Directors”), Trident shall take all actions necessary such that each such Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Daylight Time on the Fountain Distribution Date, (A) be converted into options to separately acquire shares of Fountain Common Stock and Trident Common Stock and, if the Athens Distribution Date occurs simultaneously, Athens NA Common Stock, and (B) be adjusted such that the number of shares subject to the option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(c), except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii) The adjusted number of shares subject to each option to acquire Trident Common Stock shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction obtained by dividing (x) the Closing Trident Stock Price minus the original exercise price for such Trident Option, by (y) the sum of (A) the Pre-Distribution Trident Stock Price minus the Adjusted Trident Exercise Price plus (B) the Distribution Ratio times the result obtained by subtracting the Adjusted Fountain Exercise Price from the Pre-Distribution Fountain Stock Price and, if the Athens Distribution Date occurs simultaneously, plus (C) one half of the result obtained by subtracting the Adjusted Athens Exercise Price (as defined in the Athens NA Agreement) from the last per share trading price of Athens NA Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution (the “Pre-Distribution Athens NA Stock Price”), with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Trident Common Stock shall be the Adjusted Trident Exercise Price.

(iii) The adjusted number of shares subject to each option to acquire Fountain Common Stock shall be equal to the Distribution Ratio times the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Fountain Common Stock shall be the Adjusted Fountain Exercise Price.

(iv) If the Athens Distribution occurs simultaneously, the adjusted number of shares subject to each option to acquire Athens NA Common Stock shall be equal to one half of the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Athens NA Common Stock shall be the Adjusted Athens Exercise Price.

(d) Former Employees and Former Trident Directors.

(i) Trident Options held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.1(c) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Options prior to the Fountain Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Options held by individuals who formerly served as Trident Directors and on and after the Fountain Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.1(c) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(e) Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Trident shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 and Section 1.409A-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Trident Options or Fountain Options, each of Trident and Fountain, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s Trident Options or Fountain Options, as the case may be, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the amending Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement such requested amendment; provided, further, however, that the foregoing proviso shall in no event apply to any individual who is a member of the Board of Directors of Fountain.

Section 6.2. Restricted Stock Units, Performance Share Units and Deferred Stock Units. Except as provided on Schedule 6.2:

(a) Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i) Restricted Stock Units Granted Prior to October 12, 2011. Each Trident Restricted Stock Unit award granted prior to October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted so that immediately after the Fountain Distribution Date, the holder has, in addition to the original Trident Restricted Stock Unit award, an additional award of Fountain Restricted Stock Units and, if the Athens Distribution Date occurs simultaneously, Athens Restricted Stock Units (as defined in the Athens NA Agreement). The number of additional Fountain Restricted Stock Units and Athens Restricted Stock Units awarded shall be determined pursuant to Section 4.1 as if the Restricted Stock Units award represented actual shares of Trident Common Stock and such Fountain Restricted Stock Units shall generally have the same terms and conditions (including vesting schedule) associated with the original Trident Restricted Stock Units.

(ii) Restricted Stock Units Granted on or After October 12, 2011. Each Trident Restricted Stock Unit award granted on or after October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Daylight Time on the Fountain Distribution Date into Restricted Stock Units as follows:

(A) On behalf of all Fountain Employees who hold such Restricted Stock Units, Trident shall convert such units into Restricted Stock Units payable solely in Fountain shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of Fountain Restricted Stock Units shall equal the number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is the Pre-Distribution Fountain Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Fountain for any fractional units. Notwithstanding the foregoing, if the cash payment at such time would cause a Fountain Employee to be subject to the additional taxes of Code Section 409A, then the cash payment shall be made at the time the Fountain Restricted Stock Units are otherwise payable in accordance with the terms of the governing award agreement.

(B) On behalf of all Trident Employees who hold such Restricted Stock Units, Trident shall convert such Units into Restricted Stock Units payable solely in Trident shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of adjusted Trident Restricted Stock Units shall equal the original number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is Pre-Distribution Trident Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Trident for any fractional units.

(iii) Performance Share Units.

(A) Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) that was granted prior to October 12, 2011 and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted into Trident Restricted Share Units, Fountain Restricted Share Units and Athens Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i). For the avoidance of doubt, any Performance Share Unit that is adjusted to reflect performance through a date that precedes the Fountain Distribution Date shall continue to be deemed a Performance Share Unit under this Agreement notwithstanding the expiration of the applicable performance period and notwithstanding any employee communications that may refer to such Performance Share Unit as being converted to a Trident Restricted Stock Unit as of a date prior to the Fountain Distribution Date.

(B) The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the original three-year vesting period without regard to the originally established performance period, provided that the employee remains continuously employed with Trident or Fountain, respectively, through such date (subject to any acceleration of vesting as provided for in the original applicable Performance Share Unit award agreement).

(iv) Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Trident Employee listed in Schedule 6.1(c) or by a Trident Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(a)(i); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Fountain Distribution Date.

(b) Grant and Settlement of Awards. Trident shall assure that each Trident Stock Option, Restricted Stock Unit and Performance Share Unit is converted into Fountain awards as set forth in Section 6.1 and Section 6.2. All such converted awards will be issued under the 2012 Fountain Stock and Incentive Plan and Trident shall take all commercially reasonable actions to revise award agreements issued with respect to any such converted award to ensure that the terms and conditions of the Fountain awards are substantially similar to the terms and conditions applicable to the corresponding Trident awards, except as specifically provided herein. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Trident and Fountain shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party.

(c) Former Employees and Former Trident Directors.

(i) Trident Restricted Stock Units, Performance Share Units and Deferred Stock Units held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.2(a)(i) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Restricted Stock Unit, Performance Share Unit or Deferred Stock Unit prior to the Fountain Distribution Date expressly provides for contrary treatment, such units shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Restricted Stock Units and Deferred Stock Units held by individuals who formerly served as Trident Directors and on and after the Fountain

Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.2(a)(i) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Restricted Stock Unit or Deferred Stock Unit, in which case such units shall be treated in accordance with the provisions of such individual agreement.

Section 6.3. Nonqualified Deferred Compensation Plans.

(a) Fountain Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) shall be the sponsor of, and be solely responsible for the satisfaction of all Liabilities under, the Fountain Nonqualified Deferred Compensation Plans listed in Schedule 6.3(a). Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) also shall be solely responsible for the satisfaction of all Liabilities with respect to nonqualified deferred compensation plan benefits for Fountain Employees and Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Fountain Deferred Compensation Liabilities”). To the extent necessary to effectuate Fountain’s assumption of the Fountain Deferred Compensation Liabilities, Fountain (or any one of its Subsidiaries or Affiliates), shall establish as of the Fountain Distribution Date one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as in effect prior to the Fountain Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the Fountain Deferred Compensation Liabilities under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as of the Fountain Distribution Date shall be transferred to such plans.

(ii) All elections by Fountain Employees, and Former Fountain Employees that were in effect under the terms of the applicable Fountain Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date shall continue in effect from and after the Fountain Distribution Date until a new election that by its terms supersedes the prior election is made by such Fountain Employee or Former Fountain Employee in accordance with the terms of the applicable Fountain Nonqualified Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the management and administration of the Fountain Nonqualified Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by Fountain Employees or Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan before the Fountain Distribution Date; provided that (A) the claim relates to a Fountain Deferred Compensation Liability that has been transferred to the applicable Fountain Nonqualified Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall upon sending its response to the claimant immediately transfer administration of such claim to Fountain for final adjudication.

(iv) Payments to Fountain Employees and Former Fountain Employees under the Fountain Nonqualified Deferred Compensation Plans shall be made by Fountain or one of its Subsidiaries or Affiliates as determined in the sole discretion of Fountain.

(b) Trident Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Trident (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Trident Nonqualified Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Trident Employees and Former Trident Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Trident Deferred Compensation Liabilities”).

(ii) Payments to Trident Employees and Former Trident Employees under the Trident Nonqualified Deferred Compensation Plans shall be made by Trident or one of its Affiliates as determined in the sole discretion of Trident.

(c) Continued Employment. Consistent with Code Section 409A, Trident and Fountain agree that Fountain Employees who participate in the Trident Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date and who participate in the Fountain Nonqualified Deferred Compensation Plans immediately following the Fountain Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.4. Pension Plans.

(a) Fountain Pension Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.4(a) (with such plans to be solely Fountain’s responsibility referred to as the “Fountain Pension Plans”).

(ii) For Fountain Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “Fountain US Pension Plans”):

(A) Effective no later than the Fountain Distribution Date, Trident shall cause the sponsor of such plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain, and Fountain shall take all such actions necessary to become the plan sponsor of the Fountain US Pension Plans; and, furthermore, effective on, or within seven days after, the Fountain Distribution Date, Patriot shall designate a trust or trusts designed to (i) be tax-exempt under Section 501(a) of the Code and (ii) hold the assets of the Fountain US Pension Plans (the “Fountain Master Trust”).

(B) Within 60 days of the Fountain Distribution Date (such 60th day being the “Initial Transfer Date”), Trident shall cause at least 90% of the Assets of the Trident International Master Retirement Trust attributable to the Fountain US Pension Plans (using estimated values as of September 28, 2012) to be transferred to the Fountain Master Trust in accordance with all applicable Laws. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer; and Trident shall cause the balance of the Trident International Master Retirement Trust Assets attributable to such Fountain US Pension Plans to be transferred to the Fountain Master Trust within 120 days of the Fountain Distribution Date.

(C) Fountain and Trident acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be determined as of the Fountain Distribution Date. Accordingly, the final value of the Assets to be transferred shall be adjusted from the period between the Fountain Distribution Date and the transfer date to reflect (i) the investment experience under the Trident International Master Retirement Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, (ii) the Fountain Pension Plan’s allocable share of Expenses, (iii) the amount paid at the Initial Transfer Date, and (iv) the Fountain Pension Plan’s benefit distributions as described in the following sentence. Until the Initial Transfer Date, Trident shall cause benefit payments to participants, beneficiaries and alternate payees that are due under the Fountain US Pension Plans to be made in the normal course from the Trident International Master Retirement Trust Assets.

(D) Pending the transfer of assets, the Fountain US Pension Plans will continue to participate in the Trident International Master Retirement Trust, subject to Trident’s direction of the investment of the assets of the Trident International Master Retirement Trust without distinction as to any particular participating plan for a transition period not exceeding 60 days for the initial transfer, and not exceeding 120 days for the final transfer, following the Fountain Distribution Date and Trident will cause the Trident International Master Retirement Trust to be amended to provide for such continued participation.

(iii) Following the Fountain Distribution Date, eligible participants shall accrue benefits (to the extent that such Fountain Pension Plans are not frozen) and receive service credit, as applicable, under the Fountain Pension Plans in accordance with the terms and conditions of the relevant Fountain Pension Plan; provided, however, that the foregoing shall in no way alter any right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Pension Plans in accordance with their terms and applicable Law. Fountain and Trident shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.4.

(iv) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed under a Fountain Pension Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed; provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under Section 6.4(a)(i); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(v) Notwithstanding any other provision set forth in this Agreement, (i) Fountain and the Fountain Pension Plans shall indemnify and hold harmless Trident and the Trident Retained Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Pension Plans relating to the provision of pension benefits pursuant to the Fountain Pension Plans and (ii) Trident and the Trident Retained Pension Plans shall indemnify and hold harmless Fountain and the Fountain Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Pension Plans relating to the provision of pension benefits pursuant to the Trident Retained Pension Plans.

(b) Trident Retained Pension Plans.

(i) Following the Fountain Distribution Date, Trident shall retain sponsorship of, and sole responsibility for all Assets and Liabilities under the pension plans listed in Schedule 6.4(b) (the “Trident Retained Pension Plans”), and Fountain shall have no obligation with respect thereto.

(ii) Effective no later than the Fountain Distribution Date, Trident shall amend the TGL Union Pension Plan Part XIII to provide that, each Fountain Employee whose terms and conditions of employment are covered by a collective bargaining agreement with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW, shall be treated as fully vested under such pension plan. Trident shall not be obligated to amend the TGL Union Pension Plan Part XIII if such amendment would otherwise subject Trident to additional bargaining with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW. Notwithstanding anything in this Agreement that permits a Party to amend its benefit plans, Trident shall not be permitted to amend the TGL Union Pension Plan Part XIII to cease providing such service credit.

(c) Following the Fountain Distribution Date, eligible participants in the Trident Retained Pension Plans shall continue to accrue benefits (to the extent that such Trident Retained Pension Plans are not frozen) and receive service credit, as applicable under the Trident Retained Pension Plans in accordance with the terms and conditions of the relevant Trident Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate any Trident Retained Pension Plan in accordance with its terms and applicable Law.

(d) Adjustments. If, during the period from the Fountain Distribution Date through the transfer date, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C) of this Section 6.4 with respect to the Fountain US Pension Plans, then the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2013. Any such additional Assets shall be adjusted from the period between January 1, 2012 and the transfer date to reflect the investment experience under the Fountain Master Trust or Trident International Master Retirement Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the Fountain Master Trust or Trident International Master Retirement Trust should have received or retained at least $250,000 of additional Assets (as of January 1, 2012). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2013 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (c). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (c) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.5. Retirement Savings Plans.

(a) Fountain Savings Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of, and be solely responsible for (except as otherwise provided in this Section 6.5(a) below), the management and administration of all Assets and Liabilities under the Fountain Retirement Savings and Investment Plan (the “Fountain RSIP”), and any defined contribution retirement plans listed in Schedule 6.5(a) (collectively, “Fountain Savings Plans”). On or shortly after the Fountain Distribution Date, Trident shall cause the value of Assets of the Trident International Management Company Defined

Contribution Plans Master Trust attributable to the Fountain RSIP to be transferred to a trust or trusts created for the Fountain Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer.

(ii) Effective as of the Fountain Distribution Date, Trident shall cause the sponsor(s) of the Fountain Savings Plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain and Fountain shall take all such actions necessary to become the plan sponsor and establish a new trust or trusts for the Fountain Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Fountain Savings Plans.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed by Fountain Employees or Former Fountain Employees under a Fountain Savings Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under this Section 6.5(a); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(iv) Nothing contained in this Agreement shall alter in any way the right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Savings Plans in accordance with its terms and applicable Law.

(v) Notwithstanding any other provision set forth in this Agreement, (A) Fountain and the Fountain Saving Plans shall indemnify and hold harmless Trident and the Trident Retained Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Saving Plans relating to the provision of benefits pursuant to the Fountain Saving Plans and (B) Trident and the Trident Retained Savings Plans shall indemnify and hold harmless Fountain and the Fountain Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Savings Plans relating to the provision of benefits pursuant to the Trident Retained Savings Plans.

(b) Trident Retirement Retained Savings Plans. Following the Fountain Distribution Date, Trident shall retain sole responsibility for all benefit obligations incurred prior to the Fountain Distribution Date and Liabilities under the Trident International Retirement Savings and Investment Plan and the Trident International Retirement Savings and Investment Plan VI, except to the extent such obligations were transferred to the Fountain RSIP as of the Fountain Distribution Date, any defined contribution retirement plans listed in Schedule 6.5(b), and any other savings plans in the United States or any other country covering Trident Employees or Former Trident Employees, other than those listed in Schedule 6.5(a) and specifically identified as Fountain Savings Plans (collectively, the “Trident Retained Savings Plans”). Eligible Trident participants shall continue accruing benefits under the Trident Retained Savings Plans in accordance with the terms and conditions of the Trident Retained Savings Plans. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate the Trident Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.6. Retiree Medical Benefits. Following the Fountain Distribution Date: (a) Trident shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(a) (the “Trident Retiree Medical Plans”); and (b) except as otherwise provided below, Fountain shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(b) (the “Fountain Retiree Medical Plans”). The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan that (A) was filed before the Fountain Distribution Date; (B) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

Section 6.7. Health, Welfare and Fringe Benefit Plans.

(a) Health Plans.

(i) Trident shall cause Fountain to establish the Fountain Health Plans (including the Fountain Retiree Medical Plans) effective no later than the Fountain Distribution Date and, correspondingly, Fountain Employees and their dependents shall cease participating in the Trident Health Plans on the dates the new plans are established and effective. The newly established Fountain Health Plans shall be substantially similar to the Trident Health Plans. After the Fountain Distribution Date (except as otherwise provided below): (A) Fountain shall be solely responsible for the management and administration of the Fountain Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint a plan administrator and a HIPAA privacy official, and shall establish a claims and appeals process with its claims administrator(s), and (B) Trident shall retain sole responsibility for all Liabilities under the Trident Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Trident Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii) Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) before, on or after the Fountain Distribution Date under a Trident Health Plan or Fountain Health Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) under a Trident Health Plan or Fountain Health Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(iii) Any determination made or settlements entered into by Trident prior to the Fountain Distribution Date with respect to claims incurred under the Trident Health Plans by Fountain Employees and Former Fountain Employees (or any dependent thereof) shall be final and binding on Fountain and Trident, as the case may be. On and after the Fountain Distribution Date, Fountain shall retain financial and administrative (“run-out”) Liability and all related obligations and responsibilities for all claims incurred by Fountain Employees and Former Fountain Employees (or any dependent thereof) while Fountain Employees and Former Fountain Employees are participants in the Trident Health Plans, including any claims that were administered by Trident as of, on, or after the Fountain Distribution Date and in a manner consistent with Section 6.7(a)(ii), except to the extent that Trident retains the obligation and responsibility to adjudicate claims pursuant to clause (ii) above. Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Trident and Fountain. As of the Fountain Distribution Date, the reserve included in Trident’s financial statements for “Incurred But Not Reported” medical and dental expenses attributable to Fountain Employees and Former Fountain Employees shall be transferred to Fountain.

(iv) As of the date that the Fountain Health Plans are established, any COBRA Liabilities attributable to any Fountain Employee or Former Fountain Employees (or a qualified beneficiary, as such term is defined under COBRA, of such individuals) that were originally obligations under the Trident Health Plans shall become a Fountain Liability. Effective as of the date Fountain Employees cease participating in the Trident Health Plans, Fountain shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Fountain Health Plans for Fountain Employees, Former Fountain Employees and their qualified beneficiaries regardless as to whether such obligation arose under the Trident Health Plans or the Fountain Health Plans.

(v) The Fountain Health Plan shall provide that each eligible Fountain Employee or Former Fountain Employee, as applicable, will receive credit in 2012 for any co-payments and deductibles paid under a Trident Health Plan prior to the Fountain Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the Fountain Health Plan. The Fountain Health Plan shall each also provide that it shall cover any pre-existing conditions that are covered under the Trident Health Plan. Additionally, the Fountain Health Plan shall also provide any other similar benefit in order to provide coverage that is substantially the same as the Trident Health Plan.

(b) Section 125 Plans. Effective as of the Fountain Distribution Date, Fountain shall have established or caused to be established a Fountain Section 125 Plan and on and after that date Fountain shall be solely responsible for the management and administration of the Fountain Section 125 Plan and such plan shall remain in effect on and after the Fountain Distribution Date.

(c) Severance Plans. Trident shall cause Fountain to establish the Fountain Severance Plans, each effective as of the Fountain Distribution Date and each in substantially the same form(s) as the Trident Severance Plans as provided by Trident in the online data room in Folders 8.2.2.3, 8.2.2.4 and 8.2.2.5 as of the date of this Agreement (provided that Trident will, prior to establishing such Fountain Severance Plans, amend Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.5 to be identical to Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.3 and such amended plan shall serve as the form for the corresponding Fountain Severance Plan) and, correspondingly, Fountain Employees and Former Fountain Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Trident Severance Plans on the Fountain Distribution Date. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for (x) the payment of all Liabilities under the Trident Severance Plans (as amended pursuant to the proviso above) or Fountain Severance Plans relating to Fountain Employees and Former Fountain Employees, (y) the management and administration of the Fountain Severance Plans and (z) the payment of all employer-related costs in establishing and maintaining the Fountain Severance Plans, and (ii) Trident shall retain sole responsibility for (w) all Liabilities under the Trident Severance Plans or Fountain Severance Plans relating to Trident Employees and Former Trident Employees, (x) all Liabilities for severance or termination pay or benefits under individual agreements entered into with any Trident Employee or Former Trident Employee prior to the Fountain Distribution Date, (y) the management and administration of the Trident Severance Plans and (z) the payment of all employer-related costs in maintaining the Trident Severance Plans. In no event shall an employee or former employee receive a duplication of severance benefits. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Severance Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim filed by a Fountain Employee or Former Fountain Employee under a Trident Severance Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(d) Disability Plans. Trident shall cause Fountain to establish the Fountain Disability Plans effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Disability Plans on the dates the new plans are established and shall begin participating in the Fountain Disability Plans. The newly established Fountain Disability Plans shall be substantially similar to the Trident Disability Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Disability Plans, and (ii) Trident shall retain sole responsibility for all disability Liabilities that are subject to insurance under the Trident Disability Plans for disabilities incurred prior to the Fountain Distribution Date, including but not limited to those incurred by a Fountain Employee whose disability occurred prior to the Fountain Distribution Date, and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Disability Plans.

(e) Group Insurance Plans. Trident shall cause Fountain to establish the Fountain Group Insurance Plans, effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Group Insurance Plans on the dates the new plans are established and shall begin participating in the Fountain Group Insurance Plans. The newly established Fountain Group Insurance Plans shall be substantially similar to the Trident Group Insurance Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Group Insurance Plans, and (ii) Trident shall retain sole responsibility for all Liabilities for claims incurred prior to the Fountain Distribution Date under the Trident Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Group Insurance Plans.

(f) Fringe Benefits. Effective as of the Fountain Distribution Date, each of Trident and Fountain shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements (which Fountain fringe benefit plans, policies and arrangements shall be substantially similar to the Trident fringe benefit plans, policies and arrangements). Fountain shall be solely responsible for the management and administration of and assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Fountain and Former Fountain Employees (but not paid by Trident) prior to, on or after the Fountain Distribution Date; and Trident shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Trident Employees and Former Trident Employees prior to, on or after the Fountain Distribution Date.

(g) Paid Time Off and Payroll. Effective as of the Fountain Distribution Date, Trident and Fountain shall establish or retain its own paid time off policy (which Fountain paid time off policy shall be substantially similar to the Trident paid time off policy) and (i) any earned but unused paid time off (including vacation pay) that a Fountain Employee is entitled to as of the Fountain Distribution Date will be credited to the Fountain Employee under the Fountain paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a Trident Employee is entitled to as of the Fountain Distribution Date will be continued by the Trident paid time off policy and provided in accordance with that policy. On and after the Fountain Distribution Date, neither Trident nor Fountain shall have any liability for paid time off on behalf of another Party’s employees.

(h) Bonus Plans. With respect to any annual or multi-year bonus or incentive plan not otherwise described in this Agreement, Patriot and Fountain (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all bonus obligations that become due after the Fountain Distribution Date relating to such plan(s) for Fountain Employees and Former Fountain Employees, as applicable. Fountain shall cause (x) the amounts payable under such plan(s) in respect of the fiscal year in which the Fountain Distribution Date occurs to be no less than the amounts accrued on the financial statements of Fountain as of the Fountain Distribution Date, proportionately increased for a full fiscal year and (y) any Fountain Employee whose employment is terminated by Fountain without “cause” after the Fountain Distribution Date and before the date on which such bonuses are payable to receive an amount equal to no less than such Fountain Employee’s target bonus under the applicable plan.

Section 6.8. Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Trident and Fountain equity plans described in Section 6.1 and Section 6.2 for a period of ten (10) years following the Fountain Distribution Date. This data shall be made available to their plan administrators in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.8(c) and who become Fountain Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the Fountain Distribution Date, Trident shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the Fountain Distribution Date, (A) Trident shall pay the cost of assignment up to the Fountain Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Trident and Fountain as set forth in Schedule 6.8(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of Fountain.

(d) With respect to any Fountain Employee listed on Schedule 6.8(d) who is subject to a retention agreement, separation bonus agreement and/or eligible for a lump sum award and who transfers to Fountain prior to the Fountain Distribution Date and/or remains in employment with Fountain through any subsequent vesting date applicable to such agreement or award, Fountain shall recognize and assume the obligation of such agreement or award (the “Retention Letters”) and be responsible for the making of all payments and withholding of all taxes (including without limitation any employment taxes) associated with such Retention Letters. Trident shall promptly reimburse Fountain for any payments made by Fountain under the Retention Letters (including without limitation any lump sum salary adjustment payment). In addition, (x) Patriot will honor and pay for all costs and expenses related to the integration incentive bonuses set forth on Schedule 6.8(d)(i), which shall be disregarded for purposes of calculating the Working Capital Adjustment and (y) notwithstanding anything in this Agreement to the contrary, if Fountain or any member of the Fountain Group retains any of the employees receiving any such integration incentive bonus beyond the first anniversary of the Fountain Distribution Date, Fountain shall be responsible for any severance obligations related to such employee.

(e) The Parties shall share, or cause to be shared, all Information on participants in the Fountain Plans and Trident Retained Plans that is necessary and appropriate for the efficient and accurate administration of the Fountain Plans and Trident Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by Fountain Plans prior to the Fountain Distribution Date so that Fountain may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each Fountain Plan and Trident Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the Fountain Plans and Trident Retained Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.8(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the Fountain Health Plans and the Trident Health Plans share protected health Information (“PHI”), the Fountain Health Plans and Trident Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f) Fountain agrees to hold Trident harmless with respect to any Liabilities related to actions taken to establish the Fountain Plans (and related third party administrative agreements) prior to, on or after the Fountain Distribution Date, other than any such Liabilities resulting from the gross negligence or willful or reckless misconduct of any Trident Employee or Former Trident Employee (excluding any Fountain Employee or Former Fountain Employee).

(g) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of a Fountain Plan or Trident Retained Plan: (i) Fountain shall be responsible, through either direct payment or reimbursement to Trident for its allocable share of actual third party and/or vendor costs and expenses incurred by or on behalf of any member of the Fountain Group or the Fountain Plans, and (ii) Trident shall be responsible, through either direct payment or reimbursement to Fountain for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Trident Group or the Trident Retained Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the Fountain Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the Fountain Distribution Date.

(h) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary by the Fountain Distribution Date, but in any event no later than three (3) months following the Fountain Distribution Date and in accordance with applicable Law.

(i) With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Trident or Fountain entity within each such pool until the end of the policy year following the Fountain Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Trident or Fountain entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Trident or Fountain entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense.

(j) To the extent not covered elsewhere in this Agreement, it is the intention of Trident and Fountain to provide herein that Fountain shall be responsible for the management and administration of all of its respective employee benefit plans on and after the Fountain Distribution including, but not limited to, the adjudication of claims pending on the Fountain Distribution Date that were filed by Fountain Employees or Former Fountain Employees under a Trident sponsored employee benefit plan. It is also the intention of Trident and Fountain that if Fountain’s plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the Fountain Distribution Date to respond to a claim, Trident will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to Fountain. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable Law.

(k) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, subrogation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two or more trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust and (iii) to the extent that a recovery is not covered by subclauses (i) or (ii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(l) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided that such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.9. Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the applicable Fountain Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of Fountain in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The Fountain Plans and Trident Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding Fountain Plan, or Trident Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent Fountain Employees, Former Fountain Employees, Trident Employees, Former Trident Employees and any dependent or beneficiary thereof from receiving duplicate benefits from the Fountain Plans and Trident Retained Plans; provided that nothing shall prevent Fountain from unilaterally amending the Fountain Plans to avoid such duplication, and nothing shall prevent Trident from unilaterally amending the Trident Retained Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.9(c), service with any member of the Trident controlled group prior to the Fountain Distribution Date shall be credited under the Fountain Plans and Trident Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable Fountain Plan or Trident Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2012, such employee or former employee’s service with any member of the Trident controlled group prior to the Fountain Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any Fountain Plan or Trident Retained Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a Fountain Employee or Former Fountain Employee in a Trident employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable Fountain Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the Fountain Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

(f) Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates under any Trident Plan or Fountain Plan, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

Section 6.10. Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Article VI shall be treated in accordance with Section 6 of the Tax Sharing Agreement.

Section 6.11. International Regulatory Compliance. Trident shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the Tax benefits provided under local Tax law or regulation prior the Distribution.

Section 6.12. Alternate Procedure. The Parties hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Trident and its Subsidiaries shall have no United States employment tax reporting responsibilities, and Fountain shall have full United States employment tax reporting responsibilities, for Fountain Employees and Former Fountain Employees following the close of business on the Fountain Distribution Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that any member of the Trident Group provides payroll services to Fountain pursuant to a written agreement among the Parties.

Section 6.13. Employee Transfer; Liabilities.

(a) Transfer. Patriot shall, upon written notice to Trident, during the 30-day period following the date of this Agreement, have the unilateral right to have any Fountain Specified Employee removed from the list of Fountain Tier I Specified Employees set forth on Schedule 1.1(95)(A). Patriot shall not have any right to remove any Fountain Tier II Specified Employees set forth on Schedule 1.1(95)(B). Upon Patriot’s exercise of its removal rights as described in this Section 6.13(a), Trident shall, (i) with respect to any such Fountain Specified

Employee who is so removed, transfer the employment of such Fountain Specified Employee to a Subsidiary of Trident other than Fountain or one of its Subsidiaries and/or terminate the employment of such Fountain Specified Employee (in each case, subject to the allocation of liabilities set forth in Section 6.13(b)) and (ii) with respect to any such Fountain Specified Employee who is not so removed, transfer the employment of such Fountain Specified Employee to Fountain or one of its Subsidiaries. In addition, Trident shall transfer the employment of the individuals on Schedule 6.13(a) from Fountain and its Subsidiaries to Trident and its Subsidiaries (other than Fountain and its Subsidiaries) prior to the Fountain Distribution Date.

(b) Liabilities with respect to Fountain Specified Employees. Patriot and Fountain shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(1). Trident shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(2).

ARTICLE VII

ASSUMED TRIDENT CONTINGENT LIABILITIES

Section 7.1. Assumed Trident Contingent Liabilities. Except as otherwise expressly set forth in the Tax Sharing Agreement (with respect to Taxes), the Parties shall each be responsible for its Applicable Percentage of any Indemnifiable Losses paid to third parties in respect of, including any out-of-pocket costs and expenses related to or arising out of any Assumed Trident Contingent Liability. Any out-of-pocket expenses owed in respect of any Assumed Trident Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(a) or Section 7.3(b) with respect to any Third Party Claim that is an Assumed Trident Contingent Liability, including, for the avoidance of doubt, any amounts with respect to a bond, prepayment or similar security or obligation required to be posted (or determined to be advisable) by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount, and, to the extent not otherwise reimbursed by the applicable Party, such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Trident Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that in the event that an amount in excess of $50 million in the aggregate is owed by the Parties to any third party or parties with respect to an Assumed Trident Contingent Liability, in lieu of remitting amounts directly to the Party providing the invoice, the invoiced Party may remit the owed amount directly to the appropriate third party or parties or, if applicable, to a trust established by the invoicing Party for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and any Party providing access as contemplated by Section 7.3(a)) shall be entitled to reimbursement by the other Party (according to their Applicable Percentages) of any out-of-pocket costs and expenses related to or arising out of defending or managing any such Assumed Trident Contingent Liability, from time to time, when invoiced, including, if applicable, in advance of a final determination or resolution of any Action related to an Assumed Trident Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Trident Contingent Liabilities (and costs and expenses relating to Assumed Trident Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation of either Party to pay any amounts in respect of any Assumed Trident Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Trident Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability, even if such settlement was effected without the consent or over the objection of such Party.

Section 7.2. Management of Assumed Trident Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall initially mean Trident; provided, however, that under certain circumstances Fountain may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b) The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to an Assumed Trident Contingent Liability. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Trident Contingent Liability in accordance with Section 7.2(b) above, the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Trident Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c) The Managing Party shall on a quarterly basis, or if a material development occurs, as soon as reasonably practicable thereafter, inform the other Party in reasonable detail of the status of and developments relating to any matter involving an Assumed Trident Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that any failure or delay in providing such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced by such failure or delay. The other Party shall use reasonable efforts to cooperate fully with the Managing Party in its management of any of such Assumed Trident Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing reasonable access to such Party’s Records and employees as set forth in Section 7.3); provided that such Party shall only be required to take such actions to the extent that the Parties agree any out-of pocket costs and expenses incurred with respect to such actions shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b).

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement, in connection with the management and disposition of any Assumed Trident Contingent Liability, the other Party shall provide to the Managing Party reasonable access to its authorized accountants, counsel and other designated representatives, to the employees, properties, and Information of such Party and the members of such Party’s Group to the extent such access relates to the relevant Assumed Trident Contingent Liability; provided that (x) such access shall not unreasonably interfere with any of such Party’s employees’ normal job functions, (y) such Party shall not be required to provide such access to the extent that the provision of such would require such Party (or its applicable Group member) to waive any attorney-client or other legal privilege and (z) any out-of-pocked costs and expenses incurred in connection with the provision of such access shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b). Each Party shall, to the extent so requested by the other Party, enter into a joint-defense agreement with the other Party in respect of the Assumed Trident Contingent Liabilities, on terms as are to be reasonably agreed between the Parties. Nothing in this Section 7.3(a) shall require either Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party.

(b) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for actual out-of-pocket costs and expenses, which shall be allocated as set forth in Section 7.1).

Section 7.4. Notice Relating to Assumed Trident Contingent Liabilities; Disputes. In the event that the other Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Trident Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify the Managing Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Article VII except and solely to the extent that the other Party shall have been actually and materially prejudiced as a result of such failure.

Section 7.5. Cooperation with Governmental Entity. If, in connection with any Assumed Trident Contingent Liability, a Party is required by Law to respond to or is reasonably requested to cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party; provided, that to the extent such consultation is not practicable, the applicable Party shall promptly inform the Managing Party regarding such response or cooperation and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Assumed Trident Contingent Liability pursuant to any written or oral request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of such request or requirement and such Party’s response thereto, and shall use reasonable best efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client privilege or applicable legal process.

Section 7.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Trident Contingent Liability (including, for the avoidance of doubt, such Party’s Applicable Percentage of the costs and expenses of the Managing Party or any other assisting Party), then the non-defaulting Party (including Trident) shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay such Assumed Trident Contingent Liability (or any future Assumed Trident Contingent Liability when obligated) and any non-defaulting Party may exercise any available legal remedies against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at the Default Interest Rate.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the Effective Time, each Party, for itself and each member of its respective Group (including, in the case of Fountain, Patriot and its Subsidiaries from and after the Closing), in each case, together with their respective administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s’ Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Fountain Plan of Separation and all other activities to implement the Fountain Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement, any Ancillary Agreement in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to Trident or any member of its Group, any Trident Retained Liability and (B) with respect to Fountain or any member of its Group, any Fountain Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s ‘Group), on the other hand;

(v) any Liability with respect to an Assumed Trident Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(48);

(vii) any Liability with respect to the insurance policies written by White Mountain Insurance Company;

(viii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements; and

(ix) any Liability for fraud or willful misconduct.

In addition, nothing contained in Section 8.1(a) shall release Trident from (i) indemnifying any director, officer or employee of Fountain who was a director, officer or employee of Trident or any of its Affiliates on or prior to the Effective Time or the Fountain Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any Liability owed to Patriot pursuant to the Merger Agreement.

(c) Effective as of the Effective Time, each Party shall not, and shall not permit any member of its Group (including, in the case of Fountain, Patriot and its Subsidiaries, if the Closing occurs under the Merger Agreement) to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that Fountain, Trident and each member of the Fountain Group and Trident Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of Trident and Fountain hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Trident. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Trident shall, and shall cause the other members of the Trident Group to, indemnify, defend and hold harmless the Fountain Indemnitees from and against any and all Indemnifiable Losses of the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Trident Retained Liabilities or alleged Trident Retained Liabilities, including, after the Fountain Distribution Date, the failure of Trident or any member of the Trident Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Trident of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Trident or any of its Affiliates (including Fountain other than with respect to any post-Closing obligation of Fountain) of any covenant, or inaccuracy of any representation and warranty made by Trident, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.2 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article VII shall apply.

Section 8.3. Indemnification by Fountain. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Fountain shall, and shall cause the other members of the Fountain Group, to indemnify, defend and hold harmless the Trident Indemnitees (which, for the avoidance of doubt, shall include the Athens North American R/SB Indemnitees) from and against any and all Indemnifiable Losses of the Trident Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Fountain Liabilities or alleged Fountain Liabilities, including, after the Fountain Distribution Date, the failure of Fountain or any member of the Fountain Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Fountain subsequent to the Fountain Distribution Date of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder or (c) any breach by Patriot or any of its Affiliates of any covenant, or inaccuracy of any representation and warranty made by Patriot, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.3 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article VII shall apply.

Section 8.4. Indemnification with Respect to Athens NA. Following the Fountain Distribution Date, Athens NA shall, and shall cause the other members of its Group to, indemnify, defend and hold harmless the Trident Indemnitees and the Fountain Indemnitees (provided that, for purposes of this Section 8.4, the Trident Group shall be deemed to exclude the Athens North American R/SB Group) from and against any and all Indemnifiable Losses of the Trident Indemnitees or the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Athens of the Specified Sections of this Agreement. Trident shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Trident (or a Trident Group member) of the Specified Sections of this Agreement. Fountain shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Fountain (or a Fountain Group member) of the Specified Sections of this Agreement. For the avoidance of doubt, as between Fountain and Trident, the provisions of Section 8.2 and Section 8.3 shall control.

Section 8.5. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Trident Indemnitee, a Athens North American R/SB Indemnitee or a Fountain Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Trident Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim;

provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of (i) an Assumed Trident Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Trident Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Trident Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Trident Contingent Liability (with any Assumed Trident Contingent Liability handled in accordance with Article VII) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Trident Contingent Liability, which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Trident Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.6. Cooperation in Defense and Settlement.

(a) The Parties recognize that there are certain common questions of law and fact that will affect their ability to comply with their contractual and legal obligations to third parties and their legal obligations to Taxing Authorities (as defined in the Tax Sharing Agreement), and to respond to any Third Party Claim, and that there exists a mutuality of interest between them in a common response, even though the parties recognize that they also may have different interests in respect of specific inquiries or claims.

(b) With respect to any Third Party Claim that is not an Assumed Trident Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(c) Each of Trident, Athens NA and Fountain agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.7. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.8. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, including in respect of any Assumed Trident Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.8 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.8(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.8(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, for purposes of Section 8.3, Trident shall be deemed to have supplied all Information relating to the Fountain Group included in any filing made with the Commission pursuant to the Securities Act or the Exchange Act prior to the Fountain Distribution Date, regardless of which entity actually makes such filing and under no circumstances shall Fountain have any Liability or be obligated to indemnify the Trident Indemnitees, in each case, with respect thereto pursuant to Section 8.3; provided that this Section 8.8(c) shall not apply in respect of any Assumed Trident Contingent Liability or any Liability with respect thereto, in which case Article VII shall apply.

Section 8.9. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Trident Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.10. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Separation Date (as set forth in Schedule 8.10(c) hereto); provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to any applicable provisions of this Agreement, any Ancillary Agreement or the Merger Agreement:

(a) After the Effective Time, upon the prior written request by Fountain for specific and identified Information which relates to (x) Fountain or the conduct of the Fountain Business, as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Trident or Athens NA, as applicable, shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Fountain (or its Group member) has a reasonable need for such originals) in the possession or control of Trident or any of its Subsidiaries or Athens NA or any of its Subsidiaries, as applicable, but only to the extent such items so relate; provided, however, that Trident and Athens NA (or its applicable respective Group member) shall not be required to provide such copies to the extent that the provision of such would require Trident or Athens NA (or their applicable respective Group member), as applicable, to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the Effective Time, upon the prior written request by Trident for specific and identified Information which relates to (x) Trident or the conduct of the Trident Retained Business, up to the Effective Time, as the case may be, or (y) any Ancillary Agreement, Fountain or Athens NA, as applicable, shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Trident (or its Group member) has a reasonable need for such originals) in the possession or control of Fountain or any of its Subsidiaries or Athens NA or any of its Subsidiaries, as applicable, but only to the extent such items so relate; provided, however, that Fountain and Athens NA (or their applicable respective Group member) shall not be required to provide such copies to the extent that the provision of such would require Fountain or Athens NA (or its applicable respective Group member), as applicable, to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(c) After the Effective Time, upon the prior written request by Athens NA for specific and identified Information which relates to (x) Athens NA or the conduct of the Athens North American R/SB Business, as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Trident or Fountain, as applicable, shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Athens NA (or its Group member) has a reasonable need for such originals) in the possession or control of Trident or any of its

Subsidiaries or Fountain or any of its Subsidiaries, as applicable, but only to the extent such items so relate; provided, however, that Trident and Fountain (or their applicable respective Group member) shall not be required to provide such copies to the extent that the provision of such would require Trident or Fountain (or its applicable respective Group member), as applicable, to breach any confidentiality covenant or waive any attorney-client or other legal privilege.”

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern), from and after the Effective Time for a period of seven (7) years, each of Trident, Athens NA and Fountain shall afford to each of the other Parties and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such first Party and its Subsidiaries insofar as such access is reasonably required by such other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that none of the Parties shall be required to provide such access to the extent that the provision of such would require such Party (or one of its Group members) to breach any confidentiality covenant or waive any attorney-client or other legal privilege. Nothing in this Section 9.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business.

Section 9.3. Witness Services. At all times from and after the Effective Time, each of Trident and Fountain shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of the their respective Groups), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality. Notwithstanding any termination of this Agreement, for a period of seven (7) years from the date of this Agreement, each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement, all Confidential Information to the extent relating to the business of any other Party or any member(s) of such other Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or member of such other Party’s Group that is the subject of this Section 9.5, such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of Trident Group, members of the Fountain Group and members of the Athens North American R/SB Group, and that each of the members of the Trident Group, Fountain Group and/or Athens North American R/SB Group , as applicable, should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of one or more of Trident, Fountain and Athens NA (and/or one or more members of their respective Groups), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Trident shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Trident Retained Business (other than to the extent relating solely to the Athens North American R/SB Business, which shall be controlled by Athens NA as provided below), whether or not the privileged Information is in the possession of or under the control of Trident, Athens NA or Fountain (or any member of their respective Groups). Trident shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Trident Retained Liabilities (other than Athens North American R/SB Liabilities, which shall be controlled by Athens NA as provided below), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Trident (or any member of the Trident Group), whether or not the privileged Information is in the possession of or under the control of Trident, Athens NA or Fountain (or any member of their respective Groups);

(ii) Fountain shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Fountain Business, whether or not the privileged Information is in the possession of or under the control of Trident, Athens NA or Fountain (or any member of their respective Groups). Fountain shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Fountain Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Fountain (or any member of the Fountain Group), whether or not the privileged Information is in the possession of or under the control of Trident, Fountain or Athens NA (or any member of their respective Groups).

(iii) Athens NA shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Athens North American R/SB Business, whether or not the privileged Information is in the possession of or under the control of Trident, Athens NA or Fountain (or any member of their respective Group). Athens NA shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Athens North American R/SB Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Athens NA (or any member of the Athens North American R/SB Group), whether or not the privileged Information is in the possession of or under the control of Trident, Fountain or Athens NA (or any member of their respective Groups).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Section 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Trident, Athens NA or Fountain (or their respective Group members) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement or under the Tax Sharing Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of such other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon such other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, any such Party may waive a privilege in which any other Party or member of such Party’s Group has a shared privilege, without obtaining the consent of the other Parties; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to such litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Trident and Fountain and Athens NA as set forth in Sections 9.5 and 9.6 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. To the extent applicable to each party, the access to Information being granted pursuant to Sections 7.3, 8.6, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.6 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement or under the corresponding provisions of the Tax Sharing Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

(i) Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets. The Fountain Assets shall include (i) any and all rights of an insured Party under each of the Fountain Shared Policies, subject to the terms of such Fountain Shared Policies and any limitations or obligations of Fountain contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Fountain Distribution Date by either Party in or in connection with the conduct of the Fountain Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Fountain Distribution Date or, to the extent any claim is made against Fountain or any of its Subsidiaries or the conduct of the Trident Retained Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Fountain Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Fountain Shared Policies, or any of them, to Fountain, and (ii) the Fountain Policies.

Section 10.2. Claims Made Tail Policies. The claims made tail policies provided for in this Section 10.2 will provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the earlier of the Athens NA Distribution Date and Fountain Distribution Date. For purposes of this Section 10.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Tyco International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a) Trident shall purchase Directors and Officers Liability Insurance Policies having total limits of $275 million, consisting of $275 million of non-rescindable Side A coverage inclusive and $200 million of Side B coverage and having a policy period incepting on the Athens NA Distribution Date, the expiration date of the current Trident Directors and Officers liability insurance Policies or the Fountain Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the Athens NA Distribution Date and the Fountain Distribution Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Trident, Fountain and Athens NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Directors and Officers liability insurance program existing as of the earlier of the Athens NA Distribution Date or the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the earlier of the Athens NA Distribution Date or the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(b) Trident shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the Athens NA Distribution Date, the expiration date of the current Trident Directors and Officers liability insurance Policies or the Fountain Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the Athens NA Distribution Date and the Fountain Distribution Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Trident, Fountain and Athens NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident fiduciary liability insurance program existing as of the earlier of the Athens NA Distribution Date or the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the Athens NA Distribution Date and the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(c) Trident shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the Athens NA Distribution Date, the expiration date of the current Trident Directors and Officers liability insurance Policies or the Fountain Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the Athens NA Distribution Date and the Fountain Distribution Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Trident, Fountain and Athens NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Employment Practices liability insurance program existing as of the earlier of the Athens NA Distribution Date and the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the Athens NA Distribution Date and the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(d) To the extent that Trident is unable prior to the Fountain Distribution Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 10.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the earlier of the Athens NA Distribution Date and the Fountain Distribution Date, Trident shall use reasonable best efforts to secure alternative insurance arrangements on the standalone insurance policies for Fountain to provide benefits on terms and conditions (including policy limits) in favor of Fountain and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 10.2. With respect to such alternative insurance arrangements, Trident and Fountain shall be responsible for their own costs under their applicable standalone insurance policies. Trident shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the earlier of the Athens NA Distribution Date and the Fountain Distribution Date to the extent such exclusion would preclude coverage for Fountain and/or the insured persons thereof, but would not preclude coverage for Trident and/or the insured persons thereof.

Section 10.3. Occurrence Based Policies.

(a) Notwithstanding anything herein to the contrary, the terms, conditions and procedures set forth in the various Shared Policies issued by White Mountain Insurance Company and Third Party Administrator Claims Service Instructions associated with such Shared Policies that are in effect as of the Fountain Distribution Date, which address, among other things, (i) how claims and suits under the Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) Large Loss Notification to each Party for which Fountain shall bear full responsibility to notify Excess carriers of any such losses, (iv) dispute resolution and (v) Umbrella and Excess claims handling, shall be provided to Fountain and Patriot and are incorporated hereby by reference. The prior written consent of Patriot not to be unreasonably withheld, conditioned or delayed shall be required for the entry by Fountain into and any modifications or amendments to a Fountain Shared Policy, including the insurance Policy referenced in the immediately preceding sentence.

(b) With respect to all other occurrence based Trident Shared Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the Fountain Distribution Date, Trident and Fountain, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the Fountain Distribution Date.

Section 10.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 10.3 hereof, in any Schedule hereto or in any Ancillary Agreement, from and after the Effective Time, (i) Trident shall be responsible for (A) Insurance Administration of the Shared Policies, (B) Claims Administration under such Shared Policies with respect to Trident Retained Liabilities, and (C) Claims Administration under Shared Policies written by White Mountain Insurance Company with respect to Fountain Liabilities and (ii) Fountain shall be responsible for Claims Administration under such Shared Policies with respect to Fountain Liabilities (other than Fountain Liabilities covered under Shared Policies written by White Mountain Insurance Company for which Trident shall be responsible for Claims Administration); provided that if

White Mountain Insurance Company tenders the underlying Insured Claim for such Fountain Liability to the excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy written by White Mountain Insurance Company to be exceeded, then Fountain shall be responsible for any such Claims Administration and Fountain shall administer the Claim in such instance only so long as (1) Trident has notified the excess insurance carrier as and to the extent required under the applicable Policy and (2) Trident provides Fountain with all information in its possession reasonably necessary for such Claims Administration); provided that the retention of such responsibilities by Trident is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that Trident’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy; provided further that Trident shall keep Patriot apprised of the status of Claims Administration pertaining to Fountain Liabilities covered by Shared Policies issued by White Mountain Insurance Company and shall promptly furnish Patriot with complete, un-redacted copies of all Shared Policies covering Fountain Liabilities, whether issued by White Mountain Insurance Company or other insurance companies. In connection with Claims Administration for Fountain Liabilities covered under Shared Policies, Trident shall provide any updated loss data, notices, communications, status reports or updates, in each case, in Trident’s possession relating to such Claims Administration as requested by Patriot or Fountain, but no less than on an annual basis. On any claim with Gross Total Incurred reserves greater than $1,000,000 (USD 1 million dollars), Trident shall keep Fountain and Patriot reasonably informed in the ongoing handling of that claim. In addition, Trident shall provide annual updates to Fountain of the condition of the Shared Policies covering Fountain Liabilities and written by White Mountain Insurance Company, including audited financials (excluding footnotes) and actuarial projections concerning the losses within White Mountain Insurance Company, as well as any additional information reasonably requested by Fountain subject to an appropriate confidentiality agreement reasonably agreed between Fountain and Trident. Further, Trident shall annually provide notice to Fountain of any claim or claims which may exceed the White Mountain Insurance Company retention and erode any Excess Liability limits available to Fountain. Trident may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense and out-of-pocket expenses, are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where Fountain Liabilities are specifically covered under a Shared Policy for occurrences, acts or events prior to the Fountain Distribution Date, then Fountain may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3 or Section 10.4(c) hereof), subject to the terms of this Section 10.4. Except as set forth in this Section 10.4, Trident and Fountain shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Trident or Fountain, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Trident, or Fountain or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Trident with respect to Trident Retained Liabilities and to Fountain with respect to Fountain Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims to the Parties, each Party shall be responsible for its own costs, expenses and liabilities for which the corresponding insurance coverage under the Shared Policies has been exhausted. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all reasonable best steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible.

Section 10.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the Parties exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article X shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.6. Cooperation. The Parties agree to use their respective reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.7. Certain Matters Relating to Trident’s Organizational Documents. For a period of six (6) years from the Fountain Distribution Date, the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Fountain Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Trident Group or the Fountain Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall, together constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including, without limitation, the Separation and Distribution Agreement, by and among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation, dated as of March 27, 2012, as amended by Amendment No. 1, dated as of July 25, 2012. If there is a conflict between any provision of this Agreement and a provision of any Schedule hereto, the Schedule shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Merger Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement, any Ancillary Agreement or the Merger Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall control.

Section 11.2. Ancillary Agreements; Merger Agreement. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or the Merger Agreement.

Section 11.3. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement, (ii) in any Ancillary Agreement or (iii) in the Merger Agreement, the Parties agree that all out-of-pocket fees and expenses incurred by the Parties, or to be incurred by the Parties and directly related to the Fountain Plan of Separation, the Merger or transactions contemplated hereby or by the Merger Agreement (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as result of the Fountain Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the Fountain Distribution Date be paid by Trident and (B) to the extent any such Separation Expenses arise and are payable by any Party following the Fountain Distribution Date be paid by such Party.

Section 11.6. Notices. All notices, requests, permissions, waivers and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To Trident:

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To Athens NA:

The ADT Corporation

One Town Center Road

Boca Raton, Florida 33486

Attn: General Counsel

Facsimile: (609) 806-2128

To Fountain prior to the Fountain Distribution Date:

Tyco Flow Control International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

If to Fountain after the Fountain Distribution Date:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota

Attn: Angela D. Lageson

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Faiza J. Saeed

         Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.6. Any notice to Trident shall be deemed notice to all members of the Trident Group, any notice to Athens NA shall be deemed notice to all members of the Athens North American R/SB Group and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 11.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by Fountain under this Agreement or failure of Fountain to require strict performance by any other Party of any provision in this Agreement shall be permitted without the prior written consent of Patriot.

Section 11.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties and otherwise in accordance with Section 5.19 of the Merger Agreement.

Section 11.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement is not assignable by any Party without the prior written consent of the other Parties and Patriot, and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 11.11. Certain Termination and Amendment Rights. Notwithstanding any provision hereof, this Agreement may be terminated at any time prior to the Fountain Distribution Date by the mutual consent of the Parties hereto, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Section 11.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 11.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Fountain Distribution Date.

Section 11.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 10.2 relating to insured persons and Section 10.7 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) for Patriot, who is an intended third-party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.16. Title and Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties and Patriot only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Fountain Group or Trident Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Fountain Group or Trident Group or any of their respective Affiliates.

Section 11.18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 11.19. Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties hereby irrevocably submits and shall cause the members of its Group to submit with regard to any such action or proceeding for itself or for the members of its Group and in respect of its property or the property of the members of its Group, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not and shall cause the members of its Group not to bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, and shall cause the members of its Group to waive and not to assert by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any Ancillary Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.19, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or any Ancillary Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.20. Specific Performance. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of the Ancillary Agreements and to enforce specifically the terms and provisions of this Agreement, with any such remedy to be sought exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.20 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.21. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.23. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.24. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.25. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.5; Section 7.3; Section 8.2; Section 8.3; Section 8.4; and Section 8.5).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins
John S. Jenkins, VP and Secretary

PENTAIR LTD.

By:	/s/ John S. Jenkins
John S. Jenkins, Director

THE ADT CORPORATION

By:	/s/ N. David Bleisch
N. David Bleisch
Vice President

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